                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT


                                    BETWEEN


                             ONEIDA ROSTONE CORP.


                         QUALITY MOLDED PRODUCTS, INC.


                                      AND


                                  DON A. OWEN



                               NOVEMBER 18, 1996

                               TABLE OF CONTENTS

                                                    Page

                                   ARTICLE I

                                  DEFINITIONS


    1.1  Definitions                                  1
    1.2  Additional Definitions                      11

                                  ARTICLE II

    PURCHASE AND SALE OF THE ASSETS; PURCHASE PRICE; ESCROW

    2.1  Purchase and Sale of the Assets             11
    2.2  Excluded Assets                             13
    2.3  Assumption of Liabilities                   13
    2.4  Excluded Liabilities                        14
    2.5  Purchase Price                              16
    2.6  Payment of the Purchase Price at Closing    16
    2.7  Post-Closing Purchase Price Adjustment      17
    2.8  Payment of the Purchase Price; Escrow       18
    2.9  Allocation of the Purchase Price            19


                                  ARTICLE III

                                  THE CLOSING

    3.1  Time and Place of Closing                   19
    3.2  Payment of Purchase Price; Deliveries       19
    3.3  Assignment of Contracts, Etc.               19
    3.4  Further Assurances                          20

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                       OF THE SELLER AND THE STOCKHOLDER

    4.1   Organization and Good Standing             20
    4.2   Power and Authority                        20
    4.3   Organizational Documents                   21
    4.4   No Violation                               21

    4.5   Financial Information; Undisclosed Liabilities    21
    4.6   Absence of Certain Changes or Events              22
    4.7   Contracts; No Default                             22
    4.8   Intellectual Property                             23
    4.9   Actions                                           23
    4.10  Compliance with Laws                              24
    4.11  Taxes                                             24
    4.12  Title to Property                                 25
    4.13  Insurance                                         25
    4.14  Approvals                                         25
    4.15  Employee Benefit Plans; ERISA                     26
    4.16  Suppliers and Customers                           28
    4.17  Environmental Matters                             28
    4.18  Labor Matters                                     29
    4.19  Personal Property                                 30
    4.20  Real Property                                     30
    4.21  Broker's or Finder's Fees                         35
    4.22  WARN                                              35
    4.23  Sufficiency of Inventory                          35
    4.24  Inventory and Accounts Receivable                 35
    4.25  Sufficiency of Assets                             35
    4.26  Transactions with Affiliates                      35
    4.27  Ownership of the Seller's Capital Stock           36
    4.28  Stockholder's Authority                           36
    4.29  No Violation By Stockholder                       36
    4.30  No Misstatements or Omissions                     36


                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    5.1  Organization and Good Standing                     37
    5.2  Power and Authority                                37
    5.3  No Violation                                       37
    5.4  Approvals                                          37
    5.5  Broker's or Finder's Fees                          38
    5.6  No Misstatements or Omission                       38

                                   ARTICLE VI

                       CERTAIN OBLIGATIONS OF THE SELLER
                    AND THE STOCKHOLDER PRIOR TO THE CLOSING

    6.1  Conduct of Business                        38
    6.2  Restricted Activities and Transactions     38
    6.3  Cooperation                                39
    6.4  No Solicitation of Transaction.            40
    6.5  Access to the Seller                       40
    6.6  Confidentiality                            40
    6.7  Notification of Certain Events             40

                                  ARTICLE VII

           CERTAIN OBLIGATIONS OF THE PURCHASER PRIOR TO THE CLOSING

    7.1  Cooperation                                41
    7.2  Confidentiality                            41
    7.3  Delivery of Title Commitment and Survey    42

                                  ARTICLE VIII

                          CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF THE PURCHASER

    8.1  Representations and Warranties True        43
    8.2  Performance                                43
    8.3  No Adverse Change                          43
    8.4  Approvals                                  43
    8.5  Deliveries                                 43
    8.6  Proceedings                                45
    8.7  Absence of Litigation                      45
    8.8  Title Company                              45
    8.9  Environmental Report                       46


                                   ARTICLE IX

                            CONDITIONS PRECEDENT TO
                         THE OBLIGATIONS OF THE SELLER

    9.1  Representations and Warranties True        47
    9.2  Performance                                47

    9.3  Approvals                                             47
    9.4  Deliveries                                            47
    9.5  Proceedings                                           48
    9.6  Absence of Litigation                                 48
    9.7  Environmental Report                                  48

                                   ARTICLE X

                        CERTAIN COVENANTS AND AGREEMENTS
                           SUBSEQUENT TO THE CLOSING

    10.1  Employees.                                           49
    10.2  Books and Records; Access                            49
    10.3  Confidentiality                                      50
    10.4  Specific Performance; Injunctive Relief              50
    10.5  Further Assurances                                   50
    10.6  Name Change                                          51
    10.7  General Liability Endorsement                        51

                                   ARTICLE XI

                           SURVIVAL; INDEMNIFICATION

    11.1  Survival                                             51
    11.2  Indemnification by the Seller and the Stockholder    52
    11.3  Indemnification by the Purchaser                     52
    11.4  Notice and Payment of Claims;
          Limitations on Indemnification                       53
    11.5  Matters Involving Third Parties                      54
    11.6  Specific Obligations of the Seller
          for Accounts Receivable                              55
    11.7  Bulk Sales Law                                       56

                                  ARTICLE XII

                                  TERMINATION

    12.1  Termination                                          56
    12.2  Effect of Termination                                56

                                  ARTICLE XIII

                                 MISCELLANEOUS

    13.1   Public Announcements                       57
    13.2   Amendment; Waiver                          57
    13.3   Fees and Expenses                          57
    13.4   Charges, Fees and Taxes                    57
    13.5   Notices                                    58
    13.6   Assignment                                 59
    13.7   Governing Law                              59
    13.8   Headings                                   59
    13.9   Entire Agreement                           59
    13.10  Severability                               59
    13.11  No Third Party Beneficiaries               60
    13.12  References to Articles, Etc.               60
    13.13  References to "Herein," Etc.               60
    13.14  Counterparts                               60

                                    EXHIBITS

Exhibit A           Assignment and Assumption Agreement
Exhibit B           Bill of Sale
Exhibit C           Escrow Agreement
Exhibit D           Consulting and Noncompetition Agreement
Exhibit E           Deed
Exhibit F           Opinion of Counsel to Purchaser
Exhibit G           Opinion of Counsel to Seller



                                   SCHEDULES


Schedule A          Description of Real Property
Schedule 1.1        Certain Inventory Pricing, etc.Methodologies
Schedule 1.2        Certain Personalty
Schedule 2.1(g)     Contracts
Schedule 2.2(d)     Excluded Assets
Schedule 4.4        No Violation
Schedule 4.5        Financial Data
Schedule 4.6        Absence of Certain Changes or Events
Schedule 4.7        Contracts
Schedule 4.8        Intellectual Property
Schedule 4.9        Actions
Schedule 4.10       Compliance with Laws
Schedule 4.11       Taxes
Schedule 4.12       Title to Property
Schedule 4.13       Insurance
Schedule 4.14       Approvals
Schedule 4.15       Employee Benefit Plans
Schedule 4.16       Suppliers and Customers
Schedule 4.17       Environmental Matters
Schedule 4.18       Labor Matters
Schedule 4.19       Personal Property
Schedule 4.20(a)    Owned Real Property
Schedule 4.20(b)    Leased Real Property
Schedule 4.20(c)    Title to Owned Real Property
Schedule 4.20(d)    Improvements
Schedule 4.20(e)    Real Property Permits
Schedule 4.20(f)    Compliance with Real Property Laws
Schedule 4.20(g)    Real Property Taxes
Schedule 4.20(k)    Encumbrances on Real Property

Schedule 4.20(j)    Actions Impairing Real Property
Schedule 4.20(r)    Applications to Modify Zoning
Schedule 4.24       Sufficiency of Inventory and Accounts Receivable
Schedule 4.25       Sufficiency of Assets
Schedule 4.26       Transactions with Affiliates
Schedule 4.29       No Violations by Stockholder
Schedule 5.5        Purchaser Approvals
Schedule 8.4        Contracts for which Consent is a Condition to Closing
Schedule 10.1       Employees

                           ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement, dated November 18, is entered into among Oneida Rostone Corp., a New York corporation (the "PURCHASER"), Quality Molded Products, Inc., a North Carolina corporation (the "SELLER") and Don A. Owen, the sole stockholder of the Seller (the "STOCKHOLDER").


                               W I T N E S E T H:

          WHEREAS, the Seller desires to transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser desires to acquire from the Seller, all of the assets comprising the Business (as defined herein) and Purchaser desires to assume certain of the liabilities of the Business, as more specifically provided herein, in accordance with the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS


     1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings:

         (a) "ACQUISITION DOCUMENTS" shall mean, collectively, this Agreement, the Escrow Agreement, the Consulting and Noncompetition Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Deed and all agreements, instruments, certificates and other documents executed and delivered in connection herewith or contemplated hereby.

         (b) "ACQUISITION PROPOSAL" shall have the meaning ascribed to such term in Section 6.4 hereof.

         (c) "ACTION" shall mean any claim, dispute, action, arbitration, litigation, proceeding, suit or investigation, and any appeal therefrom.

         (d) "ADJUSTMENT NET TRANSFERRED ASSETS" shall mean the Net Transferred Assets as reflected on the Closing Date Balance Sheet.

         (e) "AFFILIATE" shall mean, with respect to any Person, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

         (f) "AGREEMENT" shall mean this Asset Purchase Agreement and shall include all of the Schedules and Exhibits, attached hereto.

         (g)  "ALLOCATION" shall have the meaning ascribed to such term in
Section 2.9 hereof.

         (h) "APPROVAL" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

         (i) "ARBITRATOR" shall mean a representative of a nationally-recognized firm of independent certified public accountants other than the Purchaser's Accountant or the Seller's Accountant, as agreed to by the Purchaser and the Seller.

         (j) "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the instrument of assignment and assumption of the Assumed Liabilities by the Purchaser, substantially in the form attached hereto as Exhibit A.

         (k) "ASSUMED LIABILITIES" shall have the meaning ascribed to such term in Section 2.3 hereof.

         (l) "ASSUMED PLANS" shall mean the Seller's Plans funded with insurance contracts that provide for the payment of health, dental and life insurance benefits to Seller's employees and their eligible dependents on a group basis, including the Seller's Cafeteria Plan.

         (m) "BILL OF SALE" shall mean the bill of sale transferring to the Purchaser the Transferred Assets, substantially in the form attached hereto as Exhibit B.

         (n) "BOOKS AND RECORDS" shall have the meaning ascribed to such term in
Section 2.1(i) hereof.

         (o) "BUSINESS" shall mean the Seller's business of manufacturing, distributing, marketing and selling molded plastic products and manufacturing and repairing tooling.

         (p) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          (q) "CLOSING" shall mean the consummation of the transactions contemplated by this Agreement.

          (r) "CLOSING DATE" shall mean November 18, 1996 or such other date as the parties shall determine, if the conditions to Closing described in Article VIII and Article IX hereof have been fully satisfied or waived by the appropriate party or parties hereto on or prior to such date.

          (s) "CLOSING DATE BALANCE SHEET" shall mean the unaudited balance sheet of the Seller as of the Closing Date prepared by the Purchaser based on the Review and the physical count of the Inventory performed by the Seller and observed by the Purchaser on November 16, 1996. Except as otherwise specifically provided for in this Agreement, the Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with the same practice standards and procedures utilized by the Seller for prior accounting periods (in particular, Inventory shall be determined on a basis consistent with the Inventory shown on the October Balance Sheet) and Section 2.7(a) hereof; provided that the Closing Date Balance Sheet shall include $37,000 of spare parts. The Closing Date Balance Sheet shall not include any Excluded Assets or Excluded Liabilities.

          (t) "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          (u) "CONSULTING AND NONCOMPETITION AGREEMENT" shall mean the Consulting and Noncompetition Agreement to be entered into between the Purchaser and the Stockholder.

          (v) "CONTRACT" shall mean each instrument, contract and other agreement (including, without limitation, all employment agreements, non-competition, confidentiality and secrecy agreements, collective bargaining agreements and all agreements relating to the Real Property) to which the Seller is a party or by which it or any of its properties or assets is bound.

          (w) "DAMAGES" shall mean any claim, loss, deficiency (financial or otherwise), Liability, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees, costs and expenses) or damage of any kind or nature whatsoever.

          (x) "DEED" shall mean a general warranty deed for the Real Property in statutory form for recording, sufficient to convey the fee simple title to the Real Property to the Purchaser free and clear of all Liens, except as provided in this Agreement, substantially in the form attached hereto as Exhibit E.

          (y) "DISABILITY POLICIES" shall mean the disability insurance policies maintained by the Seller for the benefit of each of Tom Condon and Earl Stoltz.

          (z) "EFFECTIVE TIME" shall mean 12:01 a.m. New York Time on the Closing Date.

          (aa) "ENVIRONMENTAL LAWS" shall mean any and all Laws relating to the protection of the environment (including air, water, soil and natural resources) and/or human health and safety from environmental effects or the generation, management, removal, remediation, emission, discharge, control, processing, use, treatment, storage, disposal, transport, release, recycling, or handling of Hazardous Materials including, without limitation, CERCLA, the Hazardous Materials Transportation Control Act of 1970 (49 U.S.C. (S) 1802 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. (S) 6901 et seq.), the Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 300h et seq.), the Clean Air Act (42 U.S.C. (S) 1857 et seq.), the Solid Waste Disposal Act (42 U.S.C. (S) 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. (S) 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act (42 U.S.C. (S) 7401 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. (S) 9601 et seq.), the Lead-Based Paint Poisoning Prevention Act (42 U.S.C. (S) 4821 et seq., and the counterparts of such statutes as enacted by any Governmental Authority having or asserting jurisdiction over the Real Property or the Seller.

          (ab) "EQUIPMENT" shall mean each item of machinery, equipment and fixture owned by the Seller (i) which is located on the Real Property on the date hereof or (ii) which is not so located but has been or is now used by the Seller in connection with the Business or the Transferred Assets.

          (ac) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          (ad) "ESCROW AGENT" shall mean Branch Banking & Trust Company, as escrow agent.

          (ae) "ESCROW AGREEMENT" shall mean the escrow agreement among the parties hereto and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

          (af) "ESCROWED AMOUNT" shall have the meaning ascribed to such term in
Section 2.8 hereof.

          (ag) "ESTIMATED ADJUSTMENT NET TRANSFERRED ASSETS" shall have the meaning ascribed to such term in Section 2.6(a) hereof.

          (ah) "EXCLUDED ASSETS" shall have the meaning ascribed to such term in
Section 2.2 hereof.

          (ai) "EXCLUDED LIABILITIES" shall have the meaning ascribed to such term in Section 2.4 hereof.

          (aj) "FACILITIES" shall mean the Real Property, plant and fixtures owned and operated by the Seller in Siler City, North Carolina.

          (ak) "FINANCIAL DATA" shall have the meaning ascribed to such term in
Section 4.5(a) hereof.

          (al) "GAAP" shall mean generally accepted accounting principles in the United States.

          (am) "GOVERNMENTAL AUTHORITY" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel.

          (an) "HAZARDOUS MATERIALS" means any substance: (i) the presence of which requires or may require investigation or remediation of any kind under any Environmental Laws; or (ii) which is or becomes listed, defined, designated or classified as "hazardous", "toxic", "radioactive", "hazardous waste", "hazardous material", "hazardous substance", "asbestos", "industrial waste", "radioactive material", "radioactive waste", "low-level radioactive waste", "oil", "petroleum", "petroleum derivatives or products", "polychlorinated biphenyls", "pollutant", or "contaminant" under any Environmental Law and the regulations promulgated thereunder.

          (ao) "IMPROVEMENTS" shall have the meaning ascribed to such term in
Section 4.20(d) hereof.

          (ap) "INDEMNIFIED PARTY" shall mean any party entitled to indemnification pursuant to Article XI hereof and shall include such party's Affiliates, successors and assigns and the Representatives of each of them.

          (aq) "INDEMNIFYING PARTY" shall mean any party liable for indemnification pursuant to Article XI hereof and shall include such party's successors and assigns.

          (ar) "INTANGIBLE ASSETS" shall mean all intangible property owned by the Seller relating to the Business, including, without limitation, the Intellectual Property, all warranties and similar guarantees of quality or performance given by third parties in respect of goods delivered or services performed, goodwill, Approvals, confidential or proprietary information, covenants not to compete, and any other assets, identifiable or unidentifiable, normally considered an "INTANGIBLE ASSET" under GAAP.

          (as) "INTELLECTUAL PROPERTY" shall mean all of the following irrespective of where any of the same were issued, are pending or exist that are owned by or issued to the Seller and that have been, are or are proposed to be used in the running of the Business: United States and foreign patents of any description, and applications therefor; United States (federal and state) and foreign trademarks (and goodwill associated therewith) and other trade names (including but not limited to "Quality Molded Products" and "QMP"), labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation); United States and foreign copyrights, whether or not registered and all applications therefor; know-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications (whether or not such items have been reduced to written, computer-readable or other tangible form) inventions, discoveries, improvements, designs, processes, formulae, recipes, whether patented or patentable or not; shop rights and license agreements and other agreements of every kind and character relating to any of the foregoing; and all claims and causes of action relating to any of said foregoing, including claims and causes of action for past infringement.

          (at) "INVENTORY" shall mean all inventories owned by the Seller relating to the Business or the Transferred Assets wherever located including without limitation all packaging, finished goods, raw materials, work in process and other miscellaneous items of tangible property normally considered a part of "INVENTORY" under GAAP and shall include $37,000 of "spare parts".

          (au) "IRS" shall mean the Internal Revenue Service.

          (av) "JUNE 29 BALANCE SHEET" shall mean the unaudited balance sheet of the Seller as of June 29, 1996 prepared by the Seller in accordance with GAAP and applied on a consistent basis with the same practice standards and procedures utilized by the Seller for prior accounting periods.

          (aw) "LAW" shall mean any law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order, process, interpretations or policies promulgated by any Governmental Authority as in effect from time to time (including, without limitation, any zoning or land use law or ordinance, building code, Environmental Law, securities, blue sky, civil rights or occupational health and safety law or regulation and any court or arbitrator's order or process), as the same have been or may hereafter be amended, modified or supplemented from time to time.

          (ax) "LIABILITY" shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

          (ay) "LIEN" shall mean any lien, statutory lien, mechanics' lien, pledge, mortgage, deed of trust, security interest, charge, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, or any other defect in title, adverse claim or encumbrance of any kind or nature other than a Permitted Lien.

          (az) "NET TRANSFERRED ASSETS" shall mean, at any time, the remainder of (i) the Transferred Assets, less (ii) the Assumed Liabilities, as reflected on the Seller's balance sheet as of such time; provided, however, such balance sheet shall not include any Excluded Assets or Excluded Liabilities and shall be prepared in accordance with GAAP applied on a consistent basis with the same practice standards and procedures utilized by Seller for prior accounting periods.

          (ba) "OCTOBER BALANCE SHEET" shall mean the Seller's unaudited balance sheet as of October 26, 1996, prepared by the Seller in accordance with GAAP applied on a consistent basis with the June 29 Balance Sheet, except as otherwise expressly provided in this Agreement, and the same practice standards and procedures utilized by Seller for prior accounting periods; provided that the October Balance Sheet shall reflect in the inventory the physical count of the Inventory performed by the Seller and reviewed by the Purchaser on October 30 and 31, 1996. The pricing and obsolescence methodologies regarding obsolete and other inventory issues used in preparing the October Balance Sheet are shown on Schedule 1.1 hereto.

          (bb) "OTHER PERSONALTY" shall mean all personal property (including parts, other than $37,000 of "spare parts", office furniture, furnishings and supplies, including those listed on Schedule 1.2), other than Equipment, Intangible Assets and Inventory owned, held or leased by the Seller and which has been or is now used by the Seller in connection with the Business or the Transferred Assets.

          (bc) "PERMITTED LIEN" shall mean (i) mechanics', carriers', warehousemens', workmens' and other similar Liens arising in the ordinary course of the Business which are not yet due and payable or are being contested in good faith by appropriate proceedings, which will be satisfied in full by the Seller on or before the Closing Date and omitted from the Purchaser's title insurance policy, and which could not, individually or in the aggregate, have a Seller Material Adverse Effect, (ii) Liens for Taxes, assessments and other governmental charges which are not yet due and payable or that may subsequently be paid without penalty or that are being contested in good faith by appropriate proceedings and will be satisfied in full by the Seller on or before the Closing Date and which could not, individually or in the aggregate, have a Seller Material Adverse Effect, (iii) with respect to the Real Property, the matters set forth on Schedule 4.20(c) attached hereto, none of which, individually or in the aggregate, could have a Seller Material Adverse Effect and (iv) such other matters shown on Schedule
4.12 attached hereto.

          (bd) "PERSON" shall mean any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

          (be) "PLANS" shall mean each plan, contract, program and arrangement, including, but not limited to, pension, bonus, deferred compensation, incentive compensation, stock purchase, supplemental retirement, severance or termination pay, employment contract, stock option, hospitalization, medical, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, retirement and each other employee benefit plan, program, policy or arrangement, maintained, contributed to, or required to be contributed to, by the Seller for the benefit of its employees, former and retired employees and their dependents.

          (bf) "PRE-CLOSING BALANCE SHEET" shall mean the Seller's unaudited pro forma balance sheet as of the Closing Date, which reflects the Purchaser's and the Seller's good faith estimate of the Net Transferred Assets, including $37,000 of "spare parts", as of the Closing Date.

          (bg) "PRIME RATE" shall mean the rate of interest announced from time to time by the New York, New York office of Citibank, N.A. as its base, prime or reference rate, adjusted as of the first business day of each calendar quarter.

          (bh) "PURCHASE ORDERS" shall mean purchase orders with respect to Inventory, supply, maintenance and repair used in conducting the operations of the Business in the ordinary course.

          (bi)  "PURCHASE PRICE" shall have the meaning ascribed to such term in
Section 2.5 hereof.

          (bj) "PURCHASER" shall have the meaning ascribed to such term in the preamble to this Agreement.

          (bk)  "PURCHASER'S ACCOUNTANTS" shall mean Price Waterhouse LLP.

          (bl) "PURCHASER MATERIAL ADVERSE EFFECT" shall mean any change or effect that taken alone or together with other changes or effects has had or is likely to have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by this Agreement or the other Acquisition Documents.

          (bm) "PURCHASER RECIPIENTS" shall have the meaning ascribed to such term in Section 7.2 hereof.

          (bn) "REAL PROPERTY" shall mean the real property owned by the Seller located in Siler City, North Carolina generally known as and by the street address 920 East Raleigh Street, Siler City, North Carolina, as more particularly described in Schedule A attached hereto, together with all buildings and improvements thereon erected and all fixtures located thereon, and all other real property, buildings, improvements and fixtures owned, in whole or in part, by the Seller or in respect of which the Seller has the right or option to acquire an ownership interest (excluding, however, any real property, buildings, improvements and fixtures which constitute Excluded Assets), and which has been, is now or is intended to be used or occupied by the Seller in connection with the Business or the Transferred Assets, including without limitation, the Facilities and all rights, privileges, hereditaments, appurtenances, easements and rights-of-way in any manner belonging or relating thereto, all strips and gores relating to or affecting any such real property and all right, title and interest, if any, of the Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining any such real property, to the center line thereof, and all right, title and interest of the Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damages to any of such properties by reason of change of grade of any street.

          (bo) "REPRESENTATIVE" shall mean, with respect to a Person, any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of such Person.

          (bp)  "RESTRICTED ASSETS" shall have the meaning ascribed to it in
Section 3.3 hereof.

          (bq)  "REVIEW" shall have the meaning ascribed to such term in Section
2.7 hereof.

          (br) "SELLER" shall have the meaning ascribed to such term in the preamble to this Agreement.

          (bs)  "SELLER'S ACCOUNTANTS" shall mean Dixon, Odom & Co., L.L.P.

          (bt) "SELLER MATERIAL ADVERSE EFFECT" shall mean any change or effect that taken alone or together with other changes or effect has had or is likely to have a material adverse effect on the Business or the Seller's ability to consummate the transactions contemplated by this Agreement or the other Acquisition Documents and, with respect to the Real Property, any Lien, easement, covenant, right-of-way, claim, restriction, encumbrance, state of facts, zoning, building and other similar restriction and any other matter or thing affecting the Real Property (A) which is not of record, or (B) which taken alone or together with other matters to which the Real Property is sold and conveyed subject to (1) would have or is likely to have a material adverse effect on the ability of Purchaser to use, maintain and occupy the Real Property in the same manner as carried on by Seller, (2) would prohibit the continued use, maintenance and occupancy of the existing buildings and improvements, (3) would render title to the Real Property unmarketable, or (4) would restrict access to or from the Real Property, or (C) which the Title Company will not affirmatively insure is not violated or not subject the Real Property to forfeiture or reversion of title or, with respect to any encroachment, that such encroachment may remain.

          (bu) "SELLER RECIPIENTS" shall have the meaning ascribed to such term in Section 6.6 hereof.

          (bv) "SURVEY" shall have the meaning ascribed to it in Section 7.3(a) hereof.

          (bw) "TAX" shall mean any foreign, federal, state or local income, gross receipts, franchise, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer (including any excise tax on the transfer of the Real Property), workmen's compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

          (bx) "TAX RETURN" shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

          (by) "THIRD PARTY CLAIM" shall have the meaning ascribed to such term in Section 11.5(a) hereof.

          (bz) "TITLE COMPANY" shall have the meaning ascribed to it in Section 7.3(a) hereof.

          (ca) "TITLE REPORT" shall have the meaning ascribed to it in Section 7.3(a) hereof.

          (cb) "TRANSFER" shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and "TRANSFER" or "TRANSFERRED," used as a verb, shall each have a correlative meaning.

          (cc) "TRANSFERRED ASSETS" shall have the meaning ascribed to such term in Section 2.1 hereof.

          (cd) "WARN" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S) 2101, et seq., as it may be amended from time to time.

          1.2 Additional Definitions. In addition to the foregoing defined terms, (i) other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement and (ii) all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.


                                   ARTICLE II

       PURCHASE AND SALE OF THE ASSETS; PURCHASE PRICE; ESCROW

          2.1 Purchase and Sales of the Assets. Subject to the terms and conditions of this Agreement, and on the basis of the covenants, representations and warranties set forth herein, at and as of the Effective Time, the Seller shall Transfer to the Purchaser, and the Purchaser shall purchase and accept from the Seller, all of the Seller's rights, title and interests in and to all of the assets and properties of the Seller that are used or usable in the conduct and operation of the Business, whether tangible, real, personal or mixed, wherever located, free and clear of all Liens, excluding only the Excluded Assets, and including, without limitation or duplication, the following, (collectively, the "TRANSFERRED ASSETS"):

          (a)  all Equipment;

          (b)  all Intangible Assets;

          (c)  all Inventory;

          (d)  all Real Property as it exists on the date hereof;

          (e)  all cash, cash equivalents, bank accounts and bank deposits;

          (f)  all accounts receivable;

          (g) all of the Contracts listed on Schedule 2.1(g) hereto to the extent related to the Business or the Transferred Assets that are (i) validly assigned to the Purchaser and (ii) according to the terms of such Contracts, relate to periods on or after the Effective Time or are to be paid, performed or ratified on or after the Effective Time;

          (h) all Other Personalty;

          (i) all books, financial and other records and any confidential information which has been reduced to written, recorded or encoded form relating to the Business or the Transferred Assets, including without limitation, to the extent relating to the Business, customer lists and related sales histories, credit policies and credit information with respect to existing customers, existing cost and pricing data, equipment and inventory lists, employee records for former and current employees of the Business, existing business plans, advertising and promotion plans, product development plans, forecasts, market research reports, competitor information, reference catalogs and all real and personal property, records, plot plans, zoning records and plant plans and specifications (collectively, the "BOOKS AND RECORDS");

          (j) all computer hardware, computer software, computer software documentation, including source code, and systems documentation used in the Business, to the extent transferable;

          (k) all motor vehicles (owned or leased) used in the Business;

          (l) except as provided in Section 2.2(f), the prepaid expenses and security deposits relating to the Business or the Transferred Assets, to the extent transferable;

          (m) all refunds of Taxes;

          (n) the Business as a going concern, including its goodwill and all other tangible and intangible assets associated therewith;

          (o) all government licenses, permits and approvals issued with respect to the Business to the extent transfer is permitted by law;

          (p) all causes of action, demands, judgments, claims (including insurance claims), indemnity rights or other rights relating to the Transferred Assets, Assumed Liabilities or arising under expressed or implied warranties from suppliers with respect to the Transferred Assets;

          (q) all rights of the Seller under warranties and guaranties, express or implied, relating to the Transferred Assets;

          (r) all post office boxes maintained by the Seller that are used in connection with the Business; and

          (u) all of the Seller's right, title and interest in the names "Quality Molded Products, Inc.," "Quality Molded Products" and "QMP".

          2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, including Section 2.1 above, the Seller shall retain all of its right, title and interest in and to, and shall not Transfer to the Purchaser, the assets of the Seller set forth below (collectively, the "EXCLUDED ASSETS"):

          (a) any proceeds paid or payable in connection with this Agreement;

          (b) any minute books, stock books and similar corporate records and any other documents which the Seller is required by law to retain in its possession;

          (c) the Seller's right, title and interest in and to the assets held with respect to any Plan not listed on Schedule 2.1(g);

          (d) those assets listed on Schedule 2.2(d);

          (e) the key man life insurance policy maintained by the Seller with respect to the Stockholder;

          (f) those assets listed in 2.1(j) and 2.1(l), to the extent such assets are not transferable; and

          (g) the prepaid expenses of the Seller relating to the insurance policies maintained by the Seller other than those relating to the Disability Policies and the Assumed Plans.

          2.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at and as of the Effective Time, the Purchaser shall assume and agree to pay, perform, discharge and satisfy when due, only those Liabilities of the Seller which are specifically enumerated below and no others, and then only to the extent that such enumerated Liabilities are attributable to the Business and are not Excluded Liabilities set forth in Section 2.4 below (collectively, the "ASSUMED LIABILITIES"):

          (a) all Liabilities of the Seller relating to the period on and after the Closing Date under the Contracts set forth on Schedule 2.1(g) to the extent related to the Business or the Transferred Assets that are (i) validly assigned to the Purchaser and (ii) according to the terms of such Contracts, relate to periods after the Effective Time and are to be paid, performed or satisfied after the Effective Time;

          (b) those Liabilities of the Seller specifically recorded on the Closing Date Balance Sheet;

          (c) all Liabilities for Damages to persons or property arising out of alleged defects in products of the Business manufactured after the Effective Time; provided, however, that where the allegedly defective products were manufactured in part before the Effective Time and in part after the Effective Time, the Purchaser shall assume under this Section 2.3(d) only the portion of such Liabilities that arise out of defects attributable to the manufacturing performed after the Effective Time;

          (d) all Liabilities in respect of product warranties; provided, however, that where the allegedly defective products were manufactured in whole or in part before the Effective Time, the Seller shall reimburse the Purchaser after the Closing Date upon demand by the Purchaser for the portion of such Liabilities that arise out of defects attributable to the manufacturing performed before the Effective Time. Amounts reimbursed by the Seller to the Purchaser under this Section 2.3(e) shall be treated as a reduction of the Purchase Price; and

          (e) the Liabilities with respect to the Assumed Plans, except as specifically set forth in Section 10.1(b).

          2.4 Excluded Liabilities. Notwithstanding anything in Section 2.3 above to the contrary, except for the Assumed Liabilities, the Purchaser shall not assume, and shall have no liability or obligation whatsoever, at any time, for any Liabilities arising from the operation of, or any act or omission occurring in respect of, the Business or the ownership of the Transferred Assets prior to the Effective Time (collectively, the "EXCLUDED LIABILITIES"). Without limiting the foregoing, the following shall be Excluded Liabilities:

          (a) all Liabilities of the Seller under Contracts that are not listed on Schedule 2.1(g) or, with respect to Contracts listed on Schedule 2.1(g), that are (i) not validly assigned to the Purchaser or (ii) according to the terms of such Contracts, relate to periods prior to the Effective Time or are to be paid, performed or ratified prior to the Effective Time;

          (b) all Liabilities for Damages to persons or property arising out of alleged defects in products of the Business manufactured in the Business prior to the Effective Time; provided, however, that where the allegedly defective products were manufactured in part before the Effective Time and in part after the Effective Time, such Liabilities that arise out of defects attributable to the manufacturing performed prior to the Effective Time shall be Excluded Liabilities;

          (c) all Liabilities relating to the Excluded Assets;

          (d) all Liabilities with respect to the Seller's employees, former and retired employees and their dependents for, including without limitation, Liabilities for wages, salaries, sick days, individual or group life or health insurance or benefits, property damage or personal injury claims including workers' compensation claims or proceedings, discrimination claims or proceedings, benefits or severance or other Liabilities relating to employment with the Seller or in connection with any accident or incident while employed by the Seller, except for any continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") arising on or after the Closing Date under any Assumed Plan that is a group health plan;

          (e) all Liabilities under, or directly or indirectly relating to, any Plans maintained by the Seller with respect to its employees, former and retired employees and their dependents, whether or not identified on Schedule 4.15 attached hereto, except for Liabilities attributable to the period on and after the Closing Date as to any Assumed Plan;

          (f) all Liabilities of Seller for any Taxes including Taxes for which the Seller is liable or that relate to the operation of the Business prior to the Closing Date or which are incurred by the Seller as a result of the transfer of assets contemplated hereby;

          (g) all Liabilities of the Seller under any collective bargaining, non-competition, consulting, employment or any similar agreement;

          (h) all Liabilities for expenses incurred by the Seller in connection with or resulting from or attributable to the transactions contemplated by this Agreement;

          (i) all Liabilities for any investment banking, brokerage or similar charge or commission payable or incurred by the Seller in connection with this Agreement or the transactions contemplated hereby;

          (j) all Liabilities with respect to all Actions that relate to the conduct of the Business prior to the Effective Time.

          (k) all Liabilities arising out of activities undertaken by, or omissions of, the Seller subsequent to the Effective Time;

          (l) all Liabilities giving rise to a Permitted Lien prior to the Effective Time of the type included in clauses (i) or (ii) of the definition of Permitted Liens;

          (m) all Liabilities under any lease of personal property if the property covered thereby is not located on the Real Property on the Closing Date, is not otherwise included in the Transferred Assets or is not made available on the Closing Date for the exclusive use of the Purchaser as contemplated by this Agreement;

          (n) all Liabilities for all Plans of the Seller and all Liabilities with respect thereto, except as specifically provided in Section 10.1(b).

          (o) all Liabilities of the Seller related to any and all amounts claimed by Alliedsignal, Inc. to be owing to it, related to raw materials purchased by the Seller for use in manufacturing products for Homelite, currently estimated to be approximately $37,000;

          (p) all Liabilities under any Environmental Law to treat, remove, remediate, dispose of or manage any Hazardous Materials that were released, as such term is defined in CERCLA, on, in, under, about or from the Real Property prior to the Effective Time; and all Liabilities for claims (whether asserted in common law or under statute and regardless of form, including strict liability and negligence) arising out of or in respect of Hazardous Materials (i) that were present or stored on the Real Property in compliance with applicable Environmental Laws prior to the Effective Time and which were shipped, transferred, removed, released, disposed of, arranged for disposal, or otherwise transported off the Real Property prior to the Effective Time or (ii) that were released on, in, under, about or from the Real Property prior to the Effective Time; and

          (q) all Liabilities not included in the Assumed Liabilities.

          2.5 Purchase Price. Subject to adjustment pursuant to SECTION 2.6 hereof, the aggregate purchase price to be paid by the Purchaser to the Seller at the closing for the Transferred Assets shall be $3,427,000 (the "Purchase Price") plus the Liabilities of the Seller specifically recorded on the Closing Date Balance Sheet. The Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.7 hereof.

          2.6 Payment of the Purchase Price at Closing.

          (a) The Seller and the Purchaser agree that a reasonable estimate of the Seller's Adjustment Net Transferred Assets as of the Closing Date (the "ESTIMATED ADJUSTMENT NET TRANSFERRED ASSETS") shall be the Net Transferred Assets of the Seller as reflected on the Pre-Closing Balance Sheet.

          (b) On the Closing Date, the Purchaser shall pay (i) $200,000 to the Escrow Agent by wire transfer of immediately available funds and (ii) to the Seller by wire transfer of immediately available funds to an account identified in writing by the Seller to the Purchaser at least two days prior to the Closing Date an amount equal to the balance of the Purchase Price; provided, however, if the Estimated Adjustment Net Transferred Assets (i) exceed $3,253,820 or (ii) are less than $3,203,820, then the amount of the Purchase Price to be delivered by Purchaser to Seller at the Closing shall be adjusted up or down, respectively, on a dollar-for-dollar basis by the amount by which the Estimated Adjustment Net Transferred Assets exceed or are less than, respectively, $3,228,820 (the "ESTIMATED PURCHASE PRICE ADJUSTMENT").

          2.7 Post-Closing Purchase Price Adjustment.

          (a) Within 90 days after the Closing Date, the Purchaser shall conduct an internal review of the operations and Books and Records of the Business as of the Closing Date (the "REVIEW") and shall prepare and deliver to the Seller the Closing Date Balance Sheet. The Review may be witnessed by the Seller, at the Seller's expense. The Purchaser shall bear and pay the costs and expenses incurred in connection with the preparation of the Closing Date Balance Sheet.

          (b) Within 120 days after the Closing Date, the Seller shall review the Closing Date Balance Sheet and shall deliver to the Purchaser a written description (the "OBJECTION NOTICE") of its objections, if any (the "DISPUTED ITEM(S)"), to the Closing Date Balance Sheet. The Seller shall bear and pay the costs and expenses incurred in connection with such review of the Closing Date Balance Sheet.

          (c) If the Seller and the Purchaser fail to resolve any of the Disputed Items within 30 days after delivery of the Objection Notice to the Seller, they shall together appoint the Arbitrator to arbitrate such dispute with respect to the unresolved Disputed Item(s). The Seller and the Purchaser shall present their positions with respect to such Disputed Item(s) to the Arbitrator together with such other materials as the Arbitrator may deem appropriate. The Arbitrator shall, within 20 days after the date of the hearing, submit a written decision with respect to each such Disputed Item to the Seller and the Purchaser, which determination shall be final and binding on all of the parties hereto and shall have the legal effect of an arbitral award. The Seller and the Purchaser shall each bear and pay one-half of the Arbitrator's fees and expenses incurred in connection therewith.

          (d) To the extent that the Adjustment Net Transferred Assets as reflected on the Closing Date Balance Sheet, as finally determined by agreement of the Seller and the Purchaser or by the Arbitrator, are (i) equal to or exceed $3,203,820 and (ii) less than or equal to $3,253,820, there shall be no post-Closing adjustment to the Purchase Price. If an Estimated Purchase Price Adjustment was made at Closing under Section 2.6, the Seller, in the case of an upward Estimated Purchase Price Adjustment, or the Purchaser, in the case of a downward Estimated Purchase Price Adjustment, shall refund to the other party the full amount of such Estimated Purchase Price Adjustment (the "PURCHASE PRICE REFUND"), in accordance with Section 2.7(f).

          (e) To the extent the Adjustment Net Transferred Assets (x) exceed $3,253,820 or (y) are less than $3,203,820, then the Purchase Price shall be adjusted up or down, respectively, on a dollar-for-dollar basis equal to the amount by which the Adjustment Net Transferred Assets exceed or are less than, respectively, $3,228,820 (the "PURCHASE PRICE ADJUSTMENT"); provided, however, if an Estimated Purchase Price Adjustment was made at the Closing under Section 2.6, the Purchase Price Adjustment to be made post-Closing shall be as follows:

              (i) The Purchase Price shall be adjusted up or down, respectively, on a dollar-for-dollar basis in an amount equal to the remainder of (x) the Adjustment Net Transferred Assets, less (y) the Estimated Adjustment Net Transferred Assets.

              (ii) If the calculation in clause (i) results in a negative amount, the Purchase Price Adjustment shall be paid by the Seller to the Purchaser in accordance with Section 2.7(f). If the calculation in clause
     (i) results in a positive amount, the Purchase Price Adjustment shall be paid by the Purchaser to the Seller in accordance with Section 2.7(f).

          (f) Within five business days following the date on which the Seller and the Purchaser shall reach agreement on the Closing Date Balance Sheet or the Arbitrator shall make its determination, as the case may be (the "CLOSING DATE BALANCE SHEET DETERMINATION DATE"), the party owing the Purchase Price Refund or the Purchase Price Adjustment, as the case may be, shall pay to the party entitled to the Purchase Price Refund or the Purchase Price Adjustment, as the case may be, by certified or cashier's check or wire transfer of immediately available funds, to an account identified in writing by the payee at least two days prior to such payment date, the amount of the Purchase Price Refund or the Purchase Price Adjustment, as the case may be, together with interest thereon calculated at the Prime Rate from the Closing Date to the date on which such Purchase Price Refund or the Purchase Price Adjustment, as the case may be, is paid.

          2.8 Payment of the Purchase Price; Escrow. At the Closing, the Purchaser shall, to secure the Seller's obligations under Section 11.6, (i) deliver to the Escrow Agent $200,000 (the "ESCROWED AMOUNT") by wire transfer of immediately available funds to an account identified in writing by the Escrow Agent to the Purchaser at least two business days prior to the Closing Date, which Escrowed Amount shall be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement, and (ii) deliver to the Seller an amount equal to the Purchase Price, adjusted in accordance with Section 2.6 and less the Escrowed Amount, by wire transfer of immediately available funds to an account identified in writing by the Seller to the Purchaser at least two business days prior to the Closing Date.

          2.9 Allocation of the Purchase Price. The Seller and the Purchaser agree that the Purchase Price and the Assumed Liabilities shall be allocated among the Transferred Assets on the basis of an allocation (the "Allocation") to be mutually agreed by the Purchaser and the Seller. Such Allocation shall, upon delivery to the Seller, become part of this Agreement for all purposes. The Seller and the Purchaser agree to report, pursuant to Section 1060 of the Code and the regulations promulgated thereunder, if and when required, the Allocation of the Purchase Price, as adjusted, in a manner entirely consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS form
8594). Neither the Seller nor the Purchaser will take any action that would call into question the bona fides of such Allocation.


                                  ARTICLE III

                                  THE CLOSING

          3.1 Time and Place of Closing. The Closing shall take place at 10:00 a.m., New York time, on the Closing Date at the offices of Richards & O'Neil, LLP, 885 Third Avenue, New York, New York 10022, or at such other time or place as may be mutually agreed upon by the parties hereto. The Closing, the Transfer of the Transferred Assets, the effectiveness of the documents, agreements, opinions and certificates delivered in accordance with this Agreement, and the consummation of the transactions contemplated hereby shall be deemed to occur at the Effective Time.

          3.2 Payment of Purchase Price; Deliveries. At the Closing, the Purchaser shall pay the Purchase Price in accordance with Section 2.6 above, and the parties hereto shall deliver such documents as required by Article VIII and
Article IX hereof.

          3.3 Assignment of Contracts, Etc. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to Transfer any Contract or any claim or right, or any benefit arising thereunder or resulting therefrom (collectively, "RESTRICTED ASSETS"), if an attempted Transfer thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of the Seller or the Purchaser, as the case may be, thereunder. If such consent is not obtained, the Seller will cooperate with the Purchaser without further consideration in any reasonable arrangement designed to provide for the Purchaser the benefits of or under any such Restricted Asset, including without limitation enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation thereof by such third party. Any Transfer to the Purchaser of any Restricted Asset which shall require the consent or approval of any third party for such Transfer as aforesaid shall be made subject to such consent or approval being obtained.

          3.4 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered by this Agreement, at the Closing or from time to time thereafter, and without further consideration, each party hereto shall take such other actions, and execute and deliver such other documents and instruments, as any other party hereto or its counsel may reasonably request in order to effectuate and perfect the transactions contemplated by the Acquisition Documents.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                       OF THE SELLER AND THE STOCKHOLDER

          The Seller and the Stockholder hereby represent and warrant to the Purchaser (which representations and warranties constitute the basis upon which the Purchaser has been induced to enter into and perform this Agreement) as of the date hereof and as of the Closing Date as follows: Disclosure under any schedule shall constitute disclosure under all schedules without the need for cross-reference if, but only if, the substance and relevance of the disclosure as it relates to the representation and corresponding schedule with respect to which it is deemed to have been made is evident from the substance of the disclosure in the context in which it is actually made.

          4.1 Organization and Good Standing. The Seller is a company duly incorporated or otherwise organized, validly existing and in good standing under the laws its jurisdiction of incorporation and has the requisite power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. The Seller is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction.

          4.2 Power and Authority. The Seller has the full legal power and authority to execute and deliver this Agreement and each other Acquisition Document, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Acquisition Document to which the Seller is a party by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Seller. This Agreement and each other Acquisition Document to which the Seller is a party constitutes (or will constitute upon the execution thereof) the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and general principles of equity.

          4.3 Organizational Documents. The copies of the certificate of incorporation and bylaws of the Seller heretofore delivered or made available by the Seller to the Purchaser are true and complete copies of such instruments as amended and are in full force and effect.

          4.4 No Violation. Except as set forth on Schedule 4.4 hereto, neither the execution and delivery of this Agreement or any other Acquisition Document to which the Seller is a party by the Seller, the performance by the Seller of its obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (i) contravene any provision of the certificate of incorporation or bylaws of the Seller; (ii) with or without the giving of notice or the lapse of time or both, violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Seller relating to the Business under, require the consent of any other party to, constitute a breach of, create a Liability or loss of a benefit under, or result in the creation or imposition of any Lien upon any of the Transferred Assets under, any Contract, other than such violations, conflicts, defaults, terminations, accelerations, breaches, Liabilities or loss of benefits which will be cured prior to or concurrently with the Effective Time; (iii) violate or conflict with, any Law or any judgment, decree or order of any Governmental Authority to which the Seller is subject or by which the Seller or any of its assets or properties is bound; or (iv) result in the loss of any Approval necessary to or benefitting the Business.

          4.5  Financial Information; Undisclosed Liabilities.

          (a) The Seller has previously delivered to the Purchaser certain financial data relating to the Business including, without limitation, the June 29 Balance Sheet, the audited balance sheets of the Seller as of December 31, 1995, 1994 and 1993 and the related statements of operations and cash flows for the years or periods then ended (collectively, the "FINANCIAL DATA"). Except as may otherwise be indicated therein or on Schedule 4.5 attached hereto, the Financial Data (i) were prepared in accordance with GAAP, consistently applied,
(ii) were compiled from the Books and Records of the Seller regularly maintained by management, (iii) are used by the Seller in the ordinary conduct of the Business, (iv) are true, correct and complete in all material respects, and (v) present fairly the financial information purported to be reflected thereby.

          (b) There is no Liability of the Seller that is not specifically recorded in the Financial Data, other than (i) Liabilities incurred in the ordinary course of business since June 29, 1996, none of which, individually or in the aggregate with themselves and with all liabilities of the Seller incurred prior to such date, could have a Seller Material Adverse Effect, (ii) any Liability which (if known) would not be required to be presented in any financial statements or the notes thereto prepared in accordance with GAAP,
(iii) Liabilities under the Contracts disclosed in this Agreement or any Schedule hereto, or (iv) Liabilities under or disclosed in this Agreement or any Schedule hereto.

          4.6  Absence of Certain Changes or Events.  Except as set forth on
Schedule 4.6 attached hereto or as otherwise contemplated by this Agreement, since June 29, 1996:

          (a) there has not occurred any change or event that has had or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

          (b) the Seller has not, to the extent the following relates to the Business, (i) incurred any Liability, except normal trade or business Liabilities incurred in the ordinary course of business in a manner and amount consistent with past practice, (ii) mortgaged, pledged or subjected to or permitted the imposition of any Lien (other than Permitted Liens) upon any of the Transferred Assets, (iii) entered into any commitment or transaction (including, without limitation, any capital expenditure) not in the ordinary course of business in a manner and amount consistent with past practice, (iv) disposed of, or permitted to lapse, any rights to use the Intellectual Property,
(v) granted any increase in the compensation of any employee, including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment, or any increase in the compensation payable or to become payable to any such employee, except in the ordinary course of conducting and operating the Business in a manner consistent with past practice, (vi) entered into or agreed (whether in writing or otherwise) to enter into any agreement or other arrangement to take any action referred to in this Section 4.6, (vii) sold, transferred, otherwise disposed of or agreed to sell, transfer or otherwise dispose of any of the Transferred Assets (or assets that would have, but for such actions, qualified as Transferred Assets) other than in the ordinary course of business, (viii) waived, compromised or cancelled any right, or cancelled or compromised any claim or Liability, related to the Business or any of the Transferred Assets, other than in the ordinary course of business, (ix) terminated, discontinued, closed or disposed of any plant, facility, or business operation related to the Business, or (x) introduced any change with respect to the operation of the Business or changed in any respect its accounting methods or practices; and

          (c) other than acts relating to the transactions contemplated by this Agreement or disclosed in the Schedules hereto, the Business has been conducted in all significant respects only in the ordinary course of business in a manner consistent with past practice, including with respect to advertising, marketing, pricing, purchasing, personnel, sales, credit, rebates, returns, budgets, product acquisitions or discounts.

          4.7  Contracts; No Default.

          (a) Schedule 4.7 attached hereto sets forth a true and complete list of all agreements of the following types (each a "CONTRACT" and collectively, the "CONTRACTS") with respect to the Business to which the Seller is a party or by which the Seller or any of the Transferred Assets are bound or affected: (i) employment, commission and brokerage agreements, (ii) non-competition, confidentiality and secrecy agreements, (iii) collective bargaining agreements, (iv) loan agreements, notes, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing or lending of money, (v) distributor, manufacturing, franchise, broker or license agreements, (vi) powers of attorney, (vii) partnership or joint venture agreements or agreements for the purchase or sale of assets outside the ordinary course of business or for the merger or consolidation or sale of capital stock involving the Seller, (viii) all leases of personal property, (ix) agreements for the purchase or sale of materials, supplies, equipment or services involving payments of more than $50,000 over the remaining term thereof, (x) purchase orders and other contracts for the sale of Inventory which involve payments of more than $50,000 over the remaining term thereof and which cannot be cancelled on 30 days or less notice without penalty and (xi) all other agreements material to the operation of the Business, including without limitation, agreements which involve payments by or to the Seller in excess of $50,000 in any 12-month period (each such Contract being included in the Transferred Assets only to the extent such Contract is listed on Schedule 2.1(g)). The Seller has delivered or made available to the Purchaser a true and complete copy of each of the Contracts.

          (b) Except as set forth on Schedule 4.7 hereto, the Seller and each other party thereto has performed or is now performing its obligations under, and is not in default (and would not by the lapse of time or the giving of notice or both be in default) under, or in breach or violation of, nor has the Seller received notice of any asserted claim of a default by the Seller under, or a breach or violation by the Seller of, any of the Contracts to which it is a party.

          4.8 Intellectual Property. The Seller owns or otherwise has the sole right or license to use the Intellectual Property used in or relating to the Business as currently conducted or currently proposed to be conducted. Schedule
4.8 attached hereto contains a true and complete list of all patents, trademarks, trade names and copyrights included in the Intellectual Property, all pending applications therefor and all licenses and other agreements relating thereto, whether as licensor or licensee. Except as set forth on Schedule 4.8 attached hereto, the Seller owns the Intellectual Property free and clear of all Liens. No consent of any third party will be required for the use by the Purchaser of any of the Intellectual Property or the Transfer of the Seller's rights therein to the Purchaser. Except as set forth on Schedule 4.8 attached hereto, no claims are currently being asserted by any Person involving or questioning the Seller's sole right to use any of the Intellectual Property or challenging or questioning the validity or effectiveness of any license or similar agreement. The use of the Intellectual Property by the Seller does not infringe the rights of any Person, which infringement would have a Seller Material Adverse Effect. To the knowledge of the Seller, no infringing use is currently ongoing by any Person.

          4.9 Actions. Except as set forth on Schedule 4.9 attached hereto, there is no Action pending or, to the knowledge of the Seller, threatened, against the Seller or any

Transferred Asset or any of the Seller's other assets, properties or rights relating to the Business, before any Governmental Authority which questions or challenges the validity of this Agreement or the other Acquisition Documents or any action taken or proposed to be taken by the Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or would, if adversely determined, have a Seller Material Adverse Effect, and no condition exists which could reasonably expect to lead to any such Action.

          4.10 Compliance with Laws. Except as set forth on Schedule 4.10 attached hereto, (i) the Seller has complied with all Laws binding on it relating to the Business or binding on the Transferred Assets, (ii) the Seller has not been charged with or, to the knowledge of the Seller, threatened with, any charge concerning, or is under any investigation with respect to, any violation of any provision of any Law relating to the Business or the Transferred Assets, and (iii) the Seller is not in violation of, or in default under, and no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any Governmental Authority relating to the Transferred Assets or the Business, the violation of, or default under, would have a Seller Material Adverse Effect. Without limiting the foregoing, the Seller has, or prior to the Closing Date will have, complied in full with its obligations, if any, to give prior notifications under WARN to the Seller's employees employed in the Business.

          4.11  Taxes.

          (a) Except as set forth on Schedule 4.11 attached hereto, all Taxes of the Seller have been paid when due or are adequately provided for and will continue to be adequately reserved (excluding for this purpose the liability for deferred taxes) and paid when due. Except as set forth on Schedule 4.11 attached hereto, the Seller has filed all federal, state, local and foreign income Tax Returns when due. Except as set forth on Schedule 4.11 attached hereto, the Seller has paid and withheld all Taxes required to have been paid and withheld in connection with amounts paid or owing to any employee, creditor, independent contractor or other party. The Seller has previously made available to the Purchaser for inspection accurate copies of all requested Tax Returns filed by the Seller.

          (b) Except as set forth on Schedule 4.11 attached hereto, there are no agreements, waivers or other arrangements providing for extension of time with respect to the assessment or collection of unpaid Taxes of the Seller, nor are there any actions, suits, proceedings, investigations or claims now pending against the Seller in respect of any such unpaid Taxes, or any matters under discussion with any Federal, state, county or local authority relating to any amount of any such unpaid Taxes. Except as otherwise set forth on Schedule 4.11 attached hereto, the Tax Returns of the Seller have not been audited and are not in the process of being audited by the applicable taxing authorities, and there is no Tax deficiency outstanding, proposed or assessed against the Seller, or any basis for any additional claim or assessment in respect of Taxes for any period for which Tax Returns have been filed.

          (c) The Seller is not a "foreign person" within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

          4.12 Title to Property. Except as set forth on Schedule 4.12 attached hereto, the Seller has good and marketable title to, or a valid leasehold interest in, all of the Transferred Assets (whether real, personal, mixed, tangible and intangible, and including specifically all Intellectual Property), free and clear of all Liens.

          4.13 Insurance. Schedule 4.13 attached hereto sets forth a true and complete list and description of the insurance policies or binders currently insuring the property, assets or Liabilities of the Seller with respect to the Business. Except as set forth on Schedule 4.13 attached hereto, (i) the Transferred Assets have been covered on an uninterrupted basis by valid and effective insurance policies or binders which are in the aggregate reasonable in scope and amount in light of the risks attendant to the Business, (ii) all such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent, (iii) there are no pending claims against such insurance by the Seller as to which the insurers have denied liability, (iv) the Seller has complied with the provisions of such policies, (v) there exist no claims under such insurance policies or binders with respect to the Transferred Assets that have not been properly and timely submitted by the Seller to its insurers and (vi) there is no inaccuracy in any application for such policies or binders which would render such policies or binders invalid or unenforceable.

          4.14  Approvals.

          (a) Except as set forth on Schedule 4.14 attached hereto, no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to the Seller in connection with the execution or delivery by the Seller of this Agreement and the other Acquisition Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby including without limitation the Transfer of the Transferred Assets to the Purchaser.

          (b) The Seller has all Approvals required for the operation of the Business and the use, occupancy and ownership or leasing of the Transferred Assets, as currently operated, used, occupied, owned or leased. All of such Approvals are listed on Schedule 4.14 attached hereto, are valid, in full force and effect, in good standing and are assignable and transferable to the Purchaser without the consent or approval of any Governmental Authority or other Person or the payment of any fee or charge, except as set forth in Schedule
4.14. There is no Action pending or, to the knowledge of the Seller, threatened, that disputes the validity of any such Approval or that is likely to result in the revocation, cancellation or suspension, or any adverse modification of, any such Approval.

          4.15  Employee Benefit Plans; ERISA.

          (a) Schedule 4.15 attached hereto contains a true and complete list of each Plan. The Seller has delivered to the Purchaser copies of the Plans.

          (b) Except as set forth in Schedule 4.15 hereto:

              (i) no prohibited transaction within the meaning of Section 406 or 407 of ERISA (which is not exempt under Section 408 of ERISA) or
          Section 4975 of the Code with respect to any Assumed Plan has occurred and no action has been committed or omission has occurred which could subject the Assumed Plans, their related trusts and contracts, or the Seller or its directors, officers, employees or affiliates to any tax, fine, penalty or liability under Section 405, 409 or 502(i) of ERISA or Section 4972 and Sections 4975 through 4980, inclusive, of the Code;

              (ii) each of the Assumed Plans is, and its administration is and has been during the five-year period preceding the date of this Agreement in all respects in compliance with, and the Seller has not received any claim or notice that any such Assumed Plan is not in compliance with, all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA and the Code;

              (iii) all returns, reports, statements and summary plan descriptions with respect to any Assumed Plan required under ERISA, the Code, the Securities Exchange Act or other applicable law to be filed with the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Securities Exchange Commission or any other governmental agency have been timely filed and are true and correct in all material respects, and neither a tax nor a penalty could be properly assessed against the Seller with respect to any such return, report, statement or summary plan description;

              (iv) No Annual Reports described in Section 104 of ERISA have been filed on the Form 5500 series for any of the Assumed Plans for any plan years because those Plans are or were exempt from filing as a result of having fewer than 100 participants at the beginning of each plan year;

              (v) the Seller is not in material default in performing any of its contractual obligations under any of the Assumed Plans or any related trust agreement or insurance contract;

              (vi) there are no material outstanding liabilities of any Assumed Plan other than liabilities for benefits to be paid to participants in such Assumed Plan and their beneficiaries in accordance with the terms of such Assumed Plan which are, as of the Effective Time, either fully funded or fully insured;

              (vii) the Seller does not maintain nor is it obligated to provide benefits or does it otherwise have any current or projected liability under any life, medical or health plan, program or arrangement which provides benefits to one or more retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

              (viii) (1) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Assumed Plan that is a group health plan; (2) no such Assumed Plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA; (3) the Seller does not maintain or have any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding); and (4) each Assumed Plan that is a group health plan is and has been fully insured; and

              (ix) any of the Assumed Plans to which the applicable non-discrimination requirements of Section 125 of the Code apply have been annually tested for this purpose and the Seller represents that, on the basis of such tests, no "highly compensated individual", within the meaning of that Section, must include any additional amounts in income for any year in which the Assumed Plan(s) was maintained by the Seller.

          (c) With respect to each Assumed Plan, true, correct, and complete copies of the applicable following documents have been delivered or expressly made available to the Purchaser: (i) all current Plan documents and related trust documents, insurance contracts and service provider agreements, and any amendments thereto; (ii) Forms 5500, financial statements, and actuarial reports for the last three (3) Plan years; (iii) summary plan descriptions; and (iv) all written communications to employees relating to the Assumed Plans.

          (d) Except for the Assumed Plans, no Plan is or will be directly or indirectly binding on the Purchaser by virtue of the transactions contemplated hereby. The Seller does not maintain any Plan which provides severance benefits to current or former employees or other service providers of the Business. Each Assumed Plan may be amended and terminated in accordance with its terms without additional liability, and each such Assumed Plan provides for the unrestricted right of the Seller to amend or terminate such Plan upon proper notice.

          (e) To the best knowledge of the Seller, each of the Assumed Plans is freely assignable by the Seller to the Purchaser.

          (f) Other Benefits. Seller shall be responsible for all Plans of Seller and liabilities with respect thereto, except as specifically provided in
Section 10.1(b).

          (g)  None of the Plans is a "multiemployer plan" as defined in ERISA
Section 3(37) or a Plan covered by Title IV of ERISA and the Seller has no liability in respect of any such Plan.

          4.16 Suppliers and Customers. Schedule 4.16 attached hereto sets forth the Seller's ten largest suppliers and customers by volume over the last 12 months. The relationships of the Seller with its suppliers and customers relating to the Business are good commercial working relationships and no supplier or customer of the Seller relating to the Business has within the last 12 months cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Seller or has within the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Seller relating to the Business or its purchases or usage of any of the Seller's products, as the case may be. The Seller is not aware that any such supplier or customer intends to cancel or otherwise modify its relationship with the Seller relating to the Business or to decrease materially or limit its services, supplies or materials to the Seller relating to the Business or its purchases or usage of any of the Seller's products.

          4.17  Environmental Matters.

          (a) Except as set forth on Schedule 4.17 attached hereto, (i) the Transferred Assets and operations of the Business are, and have been, in compliance with all Environmental Laws and with all requirements of applicable Approvals issued pursuant to Environmental Laws, except where failure to be in compliance could not, individually or in the aggregate, have a Seller Material Adverse Effect, (ii) there has been no unauthorized release, as such term is defined in CERCLA, of Hazardous Materials on, in, under, about or from any of the Real Property, and no condition exists on, in, under or about the Real Property that gives rise to any Liability or potential Liability under Environmental Laws or common law, which could, individually or in the aggregate, have a Seller Material Adverse Effect, (iii) during the last five years, the Seller has not received any notice from any Governmental Authority or other Person claiming any violation of or potential Liability under Environmental Laws in respect of the Business or the Transferred Assets, which could, individually or in the aggregate, have a Seller Material Adverse Effect, (iv) Hazardous Materials that were present or stored on the Real Property have not been disposed of, or arranged to be disposed of, in a manner or at a location that would reasonably be expected to result in Liability under any Environmental Law which could, individually or in the aggregate, have a Seller Material Adverse Effect, (v) in the event that Seller has undertaken any repair, removal, remediation, clean-up, detoxification or any other action in respect of any environmentally hazardous, toxic or dangerous substances present at or affecting the Real Property, the same has in all respects been carried out and performed in full compliance with any Environmental Laws applicable thereto, and the cost thereof paid in full and (vi) in connection with the Business, the Seller has not assumed, contractually or through a merger, any Liabilities or obligations under any Environmental Law which could, individually or in the aggregate, have a Seller Material Adverse Effect.

          (b) Schedule 4.17 attached hereto sets forth a complete and accurate list of all Approvals required under Environmental Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, emission, transport, release, recycling or handling of Hazardous Materials in connection with the operation of the Business, copies of which have been delivered to or made available to the Purchaser. Each such Approval is valid and in full force and effect. There are no pending or, to the best knowledge of the Seller, threatened administrative or judicial proceedings to revoke, cancel or declare such Approvals invalid in any material respect. The Seller agrees to cooperate with the Purchaser to take all steps required for the Transfer and/or assignment to the Purchaser of all such Approvals.

          (c) Notwithstanding any other representation and warranty to the contrary in this Article IV, the representations and warranties in this Section
4.17 shall be the sole and exclusive representations and warranties of the Seller with respect to environmental matters.

          4.18  Labor Matters.

          (a) Except as set forth on Schedule 4.18 attached hereto, (i) there is no unfair labor practice charge or complaint against the Seller pending before the National Labor Relations Board or any other Governmental Authority and, to the best of the Seller's knowledge, none is threatened or has been threatened within the last five years; (ii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting the Seller relating to the Business and, to the best of the Seller's knowledge, none is threatened or has been threatened within the last five years; and (iii) no employees employed by the Seller in connection with the Business at any time during the last five years have been represented by a labor union or governed by a collective bargaining agreement in respect of such employment.

          (b) Except as set forth on Schedule 4.18, the Seller is in compliance with Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the National Labor Relations Act, the Labor Management Relations Act, the Fair Labor Standards Act, as amended, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act, the Family Medical Leave Act, and all other Laws governing illegal discrimination, equal employment opportunity, civil rights, occupational safety and health requirements, payment of minimum wages and overtime rates and the withholding and payment of Taxes from compensation of employees, the noncompliance with which would have a Seller Material Adverse Effect. There are no current claims, nor have there been any written threats of claims within the last five years, against the Seller arising out of, or relating to, or alleging any violation of any of the foregoing.

          (c) The Seller has received no notification that, nor has any reason to believe that, any of its current employees presently plan to terminate their employment, whether by reason of the transactions contemplated hereby or otherwise. Except as set forth on Schedule 4.18 attached hereto, the employment of all persons presently employed or retained by the Seller is terminable at will, and the Purchaser will not be, pursuant to any Contract of the Seller, applicable Law, judgment or otherwise, obligated to pay or be liable for the payment of any severance pay or other benefit by reason of the voluntary or involuntary termination of the employment of any present or former officer, employee, consultant, agent or manager, prior to, on or after the Closing Date.

          4.19 Personal Property. Schedule 4.19 attached hereto sets forth a true and complete list of all Equipment and Other Personalty (other than items or categories of items having a book value of less than $10,000 individually). Except as set forth on Schedule 4.19 attached hereto, all such assets are in good condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put in the ordinary course of the Business.

          4.20 Real Property.

          (a) Set forth on Schedule 4.20(a) attached hereto is a brief description of all the Owned Real Property.

          (b) There are no leases, subleases, tenancies or rights of occupancy affecting the Real Property or any parties in possession of any portion of the Real Property other than the Seller. Except for the Real Property, the Seller does not own, lease, sublease or occupy, in whole or in part, or have any other interest in any land, buildings or other improvements which has been, is now or is intended to be used or occupied by the Seller in connection with the Business or the Transferred Assets.

          (c)  Except as provided on Schedule 4.20(c) attached hereto:

              (i) The Seller is the sole owner of the Real Property and has good, marketable and insurable title to the Real Property, free and clear of any Lien.

              (ii) The Seller has not received notice of, nor has there occurred, any of the following: (A) pending or threatened litigation or administrative actions; (B) any mechanics or materialmen's liens; or (C) any other matter materially and adversely affecting the value of the Real Property.

              (iii) The Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to sell, dispose of, lease or sublease any of the Real Property or any portion thereof or interest therein.

              (iv) The Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase or lease any other real property or any portion thereof or interest therein which would be binding on the Purchaser or could create a Lien upon any of the Transferred Assets.

              (v) There are no encroachments, matters of survey or other facts or conditions affecting the Real Property which would (A) interfere in any respect with the use, occupancy or operation thereof as currently used, occupied and operated, or (B) reduce the fair market value thereof below the fair market value which it would have had but for such encroachment or other fact or condition. No portion of the Real Property encroaches upon any property not included within the Transferred Assets.

          (d) Except as provided on Schedule 4.20(d) attached hereto, to the best knowledge of the Seller, all buildings, structures and other improvements (the "IMPROVEMENTS") located upon or included within the Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (other than items and categories of items having a book value of less than $10,000 individually), in the aggregate, are in substantially good condition and repair, except for normal wear and tear, free of latent, structural and other defects and are adequate for the purposes for which they are being put in the ordinary course of the Business. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property are installed and operating and are sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated, and any so-called hookup fees or other associated charges payable by the Seller have been fully paid. Each such utility or other service is provided by a public or private utility or service company. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or improvement not included in the Real Property.

          (e) Schedule 4.20(e) attached hereto sets forth each certificate of occupancy, underwriter's certificate, permit, license, franchise, approval, authorization and variance with respect to the Real Property and all Improvements thereat (collectively, "REAL PROPERTY PERMITS") from all Governmental Authorities having jurisdiction over the Real Property, required to have been issued to the Seller to enable the Real Property to be lawfully occupied and used by the Seller for all of the purposes for which it is currently occupied and used (or, to the Seller's knowledge after due and diligent inquiry, required to have been issued to the predecessors of the Seller if sufficient for the Seller to lawfully occupy and use the Real Property) have been lawfully issued and are, as of the date hereof, in full force and effect and are assignable and transferable to the Purchaser without the consent or approval of any Governmental Authority or other Person or the payment of any fee or charge. None of the Real Property Permits is in the nature of a conditional use permit or other special approval. The Seller has not received or been informed by a third party of the receipt by it of any notice from any from any insurance organization threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the best knowledge of Seller, there is no basis for the issuance of any such notice or the taking of any such action. No action under the terms of such Real Property Permits by Seller, Purchaser or any other party is required in order that all Real Property Permits will continue in full force and effect following the consummation of the transactions provided for herein. The Improvements and their continued use, occupancy and operation as currently used, occupied and operated conforms and is in compliance with all applicable Laws including, but not limited to, building, subdivision, land use and zoning Laws and all other Laws restricting or regulating or prohibiting to occupancy, use or enjoyment of the Real Property, or regulating the character, dimensions or location of the Improvements (collectively, the "REAL PROPERTY LAWS").

          (f) The Real Property is in full compliance in all material respects with all Real Property Laws. Except as set forth on Schedule 4.20(f) attached hereto, the Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any Real Property Law. Except as set forth on Schedule 4.20(f), the continued existence, and occupancy of each Improvement, and rights to repair and/or rebuild the same to the condition existing on the date hereof following damage or destruction by fire or other casualty is not dependent on the granting of any special permit, exception, approval or variance from any Governmental Authority other than customary building permits and approvals. The Seller has no knowledge of any pending or anticipated change in any Law which would have a material adverse effect upon the ownership, use, occupancy or operation of the Real Property or any portion thereof, or upon the making of reasonable additions or alterations to the Improvements thereat or upon construction of any Improvements thereat or upon reconstruction of any Improvements in the event of a casualty. No dispute currently exists with any governmental authority having jurisdiction over the Real Property with respect to any Real Property Law or the application thereof to the Real Property. Each special permit, exception, approval or variance set forth on Schedule 4.20(f) is in full force and effect and is assignable and transferable to Purchaser without the consent or approval of any Governmental Authority or other Person or the payment of any fee or charge.

          (g) Each of the parcels included in the Real Property is assessed for real estate Tax purposes as a wholly independent tax lot, separate from any adjoining land or Improvements not included in the Transferred Assets. Schedule 4.20(g) attached hereto sets forth all current Tax bills for each and every such parcel and sets forth with respect to each such parcel in such year whether certiorari proceedings were instituted and, if so, whether the same are pending or have been adjudicated or settled (and if adjudicated or settled, the terms of such judgment or settlement). Except as otherwise set forth herein, the assessment of each Improvement set forth on Schedule 4.20(g) attached hereto reflects the current state of completion and condition of such Improvement. The Seller has no knowledge of any pending or contemplated reassessment of any parcel included in the Real Property.

          (h) The Seller has not received any notice and has no knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

          (i) No portion of the Real Property has suffered any material damage by fire or other casualty in the three years immediately preceding the date hereof which has not heretofore been completely repaired and restored to the condition necessary for the Seller properly to own and operate the Business as such portion of the Real Property is currently used and in accordance with good industry standards.

          (j) Except as provided on Schedule 4.20(j) attached hereto, the Seller has taken no action, nor has omitted to take any action, which has resulted in the creation of any Lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might interfere with or impair the present and continued use of the Real Property or the usual and normal conduct of the business and operations of the Seller.

          (k) Except as provided on Schedule 4.20(k) attached hereto, there are no outstanding (i) mortgages, deeds of trust or other financing liens encumbering or in any other way affecting any section of the Real Property or any rents or other income arising therefrom and (ii) agreements, covenants or restrictions affecting the Real Property or the current use of the Real Property by the Seller.

          (l) Except as otherwise provided in this Agreement, there is no pending, threatened or proposed Action to modify the zoning classification of, or to take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark or as part of a historic district, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property.

          (m) No portion of the Real Property is located in a special flood hazard area designated by any State or Federal governmental authority.

          (n) No portion of the Real Property is a "Section 404 wetland" as defined by the U.S. Army Corps of Engineers or a wetland area designated by any Governmental Authority.

          (o) The deeds, maps and surveys provided to the Purchaser at the Closing are complete copies of such documents.

          (p) The Seller owes no money to any architects, contractors, subcontractors or materialmen for labor or materials performed, rendered or supplied to or in connection with any Real Property within the past nine months.

          (q) Except as disclosed on Schedule 4.20, all of the Improvements are located within the boundary lines of the Real Property, have access to public roads, highways or streets and Seller has no knowledge of any pending or threatened restrictions to such access. All curb cut and street opening licenses or permits required for vehicular access to and from any portion of the Real Property to any adjoining public street, highway or road have been obtained and, where required, paid for in full by Seller and are in full force and effect and are assignable and transferable to Purchaser without the consent or approval of any person or entity or the payment of any fee or charge.

          (r) The plots, pieces and parcels of land constituting the Real Property are contiguous and there are no strips or gores. The Seller neither owns, leases nor has any other interest in any real property adjoining or adjacent to the Real Property or otherwise connected with the Business and the operations of the Real Property, including, without limitation, off-site parking, which is not being conveyed to Purchaser pursuant to the terms of this Agreement. No zoning or other rights have been transferred to or are used by another parcel of land. Except as set forth in Schedule 4.20(r) attached hereto, the Seller has not made nor shall the Seller make any application before any zoning board or commission seeking to modify or change the present zoning of the Real Property.

          (s) The Seller has not received from any Governmental Authority any written notice, and the Seller has no knowledge, that the Real Property does not comply with, or of any violation of, any Laws applicable to the Premises including, without limitation, those relating to access for the handicapped or any Real Property Laws, and neither the Seller nor to the Seller's knowledge, any predecessor in title of the Seller, has received any notice alleging any such violation which alleged violation has not been withdrawn or fully and completely satisfied.

          (t) The Seller has not received from any Person any written notice, and Seller has no knowledge, that the Real Property, the Improvements or the use and occupancy thereof does not comply with, or of any violation of, any covenants, restrictions, easements, encumbrances and agreements affecting the Real Property.

          (u) There are no outstanding requirements or recommendations by any insurance organization requiring or recommending any repair or ameliorative work to be done in, at or about the Real Property or the Improvements.

          4.21 Broker's or Finder's Fees. The Seller or Stockholder has not authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such person to any investment banking, brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents.

          4.22 WARN. None of the actions taken or omitted or to be taken or omitted by the Seller will give rise to any liability of Seller or the Purchaser under WARN.

          4.23 Sufficiency of Inventory. The Inventory Transferred at Closing will be sufficient and adequate in kind and amount to permit the Purchaser to operate the Business after the Closing in the ordinary course having regard and making allowances for delivery lead times and Contracts assumed by the Purchaser hereunder.

          4.24 Inventory and Accounts Receivable. Except as reflected on the disclosed in Schedule 4.24 hereto, the Inventory included among the Transferred Assets is fairly valued and is salable or useable in the ordinary course of the Business, and the accounts receivable included among the Transferred Assets are reflected property on the books and records of the Seller, are valid receivables subject, to the knowledge of the Seller, to no setoffs or counterclaims, and are collectible at their recorded amounts.

          4.25 Sufficiency of Assets. Except as set forth on Schedule 4.25 attached hereto, the Transferred Assets constitute substantially all of the assets and properties held for use or used primarily in connection with the Business and are sufficient to operate the Business in the manner currently operated by the Seller.

          4.26 Transactions with Affiliates. Schedule 4.26 attached hereto lists all Contracts and arrangements relating to the sale of goods or services between the Seller on the one hand and any Affiliate of the Seller on the other hand involving annual payments in excess of $10,000 or a remaining term after the Closing Date in excess of one year.

          4.27 Ownership of the Seller's Capital Stock. All of the issued and outstanding shares of the Seller's capital stock are owned beneficially and of record by the Stockholder.

          4.28 Stockholder's Authority. The Stockholder has, and as of the Effective Time will have, full legal capacity to enter into this Agreement in the manner provided herein and to perform all of his obligations hereunder.
This Agreement has been duly executed and delivered by the Stockholder and is a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity, whether asserted in a proceeding in equity or at law.

          4.29 No Violation By Stockholder. Except as set forth on Schedule 4.29 hereto, neither the execution and delivery of this Agreement or any other Acquisition Document to which the Stockholder is a party by the Stockholder, the performance by the Stockholder of his obligations hereunder or thereunder, nor the consummation by the Stockholder of the transactions contemplated hereby or thereby, with or without the giving of notice or the lapse of time or both (i) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Seller; (ii) require the consent of any other party to, constitute a breach of, create a Liability or loss of a benefit under, or result in the creation or imposition of any Lien upon any of the Transferred Assets under, any Contract, other than such violations, conflicts, defaults, terminations, accelerations, breaches, Liabilities or loss of benefits which will be cured prior to or concurrently with the Effective Time; (iii) violate or conflict with, any Law or any judgment, decree or order of any Governmental Authority to which the Seller is subject or by which the Seller or any of its assets or properties is bound; or (iv) result in the loss of any Approval necessary to or benefitting the Business.

          4.30 No Misstatements or Omissions. No representation or warranty made by the Seller or the Stockholder in this Agreement or in any Schedule hereto is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein or therein not misleading in any material respect.


                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

          5.1 Organization and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. The Purchaser is qualified to do business as a foreign corporation in the State of North Carolina.

          5.2 Power and Authority. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Acquisition Documents, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Acquisition Documents by the Purchaser, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Purchaser. This Agreement and each other Acquisition Document constitutes (or will constitute upon the execution thereof) the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and general principles of equity.

          5.3 No Violation. Neither the execution and delivery of this Agreement or any of the other Acquisition Documents by the Purchaser, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will (i) contravene any provision of the memorandum and articles of association or certificate of incorporation and by-laws of the Purchaser; (ii) with or without the giving of notice or the lapse of time or both, violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Purchaser under, require the consent of any other party to, constitute a breach of, create a Liability or loss of a benefit under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Purchaser under, any Contract to which it is a party or by which it or any of its assets or properties are bound, other than such violations, conflicts, defaults, terminations, accelerations, breaches, Liabilities or loss of benefits which will be cured prior to or concurrently with the Closing; or
(iii) violate, conflict with or require any Approval under, any Law or any judgment, decree or order of any Governmental Authority to which the Purchaser is subject or by which it or any of its assets or properties are bound.

          5.4 Approvals. Except as set forth on Schedule 5.5 attached hereto, no Approval of any Governmental Authority is required to be made, obtained or given by or with respect to the Purchaser in connection with the execution or delivery by it of this Agreement and the other Acquisition Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

The Approvals listed on schedule 5.5 attached hereto will be obtained, made or given, as appropriate, on or prior to the closing date.

          5.5 Broker's or Finder's Fees. Except for First Commercial Group of Greensboro, North Carolina, neither the Purchaser nor any of its Affiliates has authorized any person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such person to any investment banking, brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents.

          5.6 No Misstatements or Omission. No representation or warranty made by the Purchaser in this Agreement or in any Schedule hereto is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein or therein not misleading in any material respect.


                                  ARTICLE VI

                       CERTAIN OBLIGATIONS OF THE SELLER
                   AND THE STOCKHOLDER PRIOR TO THE CLOSING

          The Seller and the Stockholder hereby covenant that, except as otherwise consented to in writing by the Purchaser or as otherwise contemplated by this Agreement, from and after the date hereof until the Closing:

          6.1 Conduct of Business. The Seller shall conduct its business and operations only in the ordinary course and in a manner that is consistent with past practice, including, without limitation: (a) performing in all material respects all of its obligations under the Contracts and the Personal Property Leases; (b) using its best efforts to maintain (i) its business organization intact, (ii) all of its properties, equipment and other assets in good repair, working order and condition, ordinary wear and tear excepted, (iii) its present workforce substantially intact, (iv) its material Approvals in good standing and
(v) its current relationships with its material suppliers and customers; and (c) keeping in full force and effect insurance comparable in the aggregate to that currently maintained by it. The Seller shall consult with the Purchaser from time to time, upon the reasonable request of the Purchaser, with respect to the conduct of the Business.

          6.2 Restricted Activities and Transactions. The Seller shall not engage, or agree to engage, in any one or more of the following activities or transactions without the prior written permission of the Purchaser: (i) enter into or consummate any "ACQUISITION PROPOSAL" (as defined in Section 6.4 below);
(ii) amend or otherwise change its certificate of incorporation or by-laws;
(iii) sell or dispose of any assets, except for sales in the ordinary course of business in a manner consistent with past practice; (iv) cause to arise or permit to exist any Lien (other than a Permitted Lien) upon any of the Transferred Assets; (v) enter into or amend in any material respect any Contract that will be binding on the Purchaser with respect to the Transferred Assets or the Business; (vi) increase the compensation payable or to become payable to the employees of the Seller relating to the Business except for increases granted in the ordinary course of the Business in a manner consistent with past practice in accordance with the terms of the Contracts included on Schedule 2.1(g) attached hereto, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement relating to the Business for the benefit of any employee of the Seller employed therein; (vii) destroy or remove from the Facilities any Books or Records maintained in connection with the Business; (viii) enter into any lease, sublease, license, occupancy or other agreement relating to use, occupancy and/or possession of real property including the Real Property; (ix) terminate any policies of title, liability, fire, workers' compensation, property and any other form of insurance covering the Transferred Assets or operations of the Business; (x) settle any lawsuit or claim if such settlement imposes any continuing liability or non-monetary obligation on the Business or any of the Transferred Assets; (xi) waive any claims or rights relating to the Transferred Assets or the Business (xii) at any time within sixty (60) days prior to the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN or any state law, affecting any site of employment, facility, operating unit, or employee, of the Business; (xiii) remove any item of Equipment or Other Personalty (other than Inventory sold in the ordinary course and Excluded Assets) from the Real Property; or (xiv) take any action or omit to take any action that would cause the representations and warranties of the Seller contained in Article IV hereof to be untrue or inaccurate.

          6.3 Cooperation. The Seller shall use its reasonable efforts (but without the need to incur any unreasonable or unusual fees, costs or expenses) to cause the transactions contemplated by this Agreement to be consummated, including, without limitation, (i) obtaining, making and causing to become effective all Approvals of such Governmental Authorities and other Persons as may be necessary or reasonably requested by the Purchaser in order to consummate the transactions contemplated by this Agreement and (ii) giving prompt notice to the Purchaser of (A) any notice of, or other communication relating to, any default, or any event which, with the giving of notice or the lapse of time or both, would become a default, under any Contract relating to the Transferred Assets or the Business, and (B) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution and delivery of this Agreement or the other Acquisition Documents or the consummation of the transactions contemplated hereby or thereby.

          6.4 No Solicitation of Transaction. The Seller shall not, nor shall the Seller permit any of its Representatives to, initiate, solicit or encourage (including by way of furnishing information), any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below), or agree to or endorse any acquisition proposal, or participate in any such discussions or negotiations (other than to express the Seller's lack of interest in such discussions or negotiations), or provide third parties with any information, relating to any such inquiry or acquisition proposal. The Seller shall promptly advise the Purchaser of any such inquiry or acquisition proposal and shall immediately terminate any existing discussions or negotiations with respect thereto. As used herein, "ACQUISITION PROPOSAL" shall mean any proposal or offer (i) to acquire from the Seller in any manner all or any portion of the Transferred Assets (other than sales of Inventory in the ordinary course of business) or the Business, or any equity or other interest in all or any portion of the Transferred Assets or the Business, or (ii) for an acquisition of all or any portion of the equity interests of, or debt interests in, the Seller or any other extraordinary transaction involving the Seller to the extent such transaction could impede, hinder or delay the transactions contemplated hereunder.

          6.5 Access to the Seller. The Seller shall afford the Purchaser and its Representatives reasonable access, upon reasonable prior notice during normal business hours (but without any substantial interference with the business operations of the Seller), to the books, records, properties, facilities and employees of the Seller relating to the Business.

          6.6 Confidentiality. The Seller shall, and shall cause each of its Representatives (collectively, the "SELLER RECIPIENTS") to, keep confidential, and not use or disclose to others, any proprietary information of or obtained from, the Purchaser or its Representatives, to the extent that such proprietary information is not or does not become readily available to the public other than as a result of disclosure by Purchaser or its Representatives or is not required to be disclosed by applicable Law or court order. Promptly after the Closing or in the event of the termination of this Agreement without a Closing, the Seller shall, and shall cause each of the other Seller Recipients to, promptly return to the Purchaser all, and not retain any copies of, such written, recorded or encoded proprietary information. Seller shall be responsible for any breach of this Section 6.6 by any of the Seller Recipients and agrees, at its sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain the Seller Recipients from prohibited or unauthorized disclosure or use of such proprietary information.

          6.7 Notification of Certain Events. The Seller shall give the Purchaser immediate notice of the occurrence of any event or events which are outside of the ordinary course of the Business.

          6.8 Zoning. The Seller shall, at its sole cost and expense, promptly institute and thereafter diligently prosecute to completion appropriate proceedings and take all other actions necessary to cause all of the Real Property to be classified as a light industrial zone according to the applicable zoning ordinances and amendments thereto; it being the intent that the use, occupation and operation of the Real Property and all Improvements thereon as currently used, occupied and operated shall be allowed "as of right". Any rezoning application which the Seller proposes to submit shall be subject to the Purchaser's prior review and approval thereof. In addition, any conditions sought to be imposed by any Governmental Authority, and any concessions proposed to be made by the Seller in connection with such rezoning shall be subject to the Purchaser's prior written approval.


                                   ARTICLE VII

           CERTAIN OBLIGATIONS OF THE PURCHASER PRIOR TO THE CLOSING

          The Purchaser hereby covenants that, except as otherwise consented to in writing by the Seller, from and after the date hereof until the Closing:

          7.1 Cooperation. The Purchaser shall use its reasonable efforts (but without the need to incur any unreasonable or unusual fees, costs or expenses) to cause the transactions contemplated by this Agreement to be consummated, including, without limitation, (i) obtaining, making and causing to become effective all Approvals of such Governmental Authorities and other Persons as may be necessary or reasonably requested by the Seller in order to consummate the transactions contemplated by this Agreement, and (ii) giving prompt notice to the Seller of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution and delivery of this Agreement or the other Acquisition Documents or the consummation of the transactions contemplated hereby.

          7.2 Confidentiality. The Purchaser shall, and shall cause each of its Representatives (collectively, the "PURCHASER RECIPIENTS") to, keep confidential, and not use or disclose to others, any proprietary information of or obtained from the Seller or any of its Representatives to the extent that such proprietary information is not or does not become readily available to the public other than as a result of disclosure by Purchaser or its Representatives or is not required to be disclosed by applicable Law or court order. Promptly after the Closing or in the event of the termination of this Agreement without a Closing, the Purchaser shall, and shall cause each of the other Purchaser Recipients to, promptly return to the Seller all, and not retain any copies of, such written, recorded or encoded proprietary information (other than such information which is a part of the Transferred Assets). Purchaser shall be responsible for any breach of this Section 7.2 by any of the Purchaser Recipients and agrees, at its sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain the Purchaser Recipients from prohibited or unauthorized disclosure or use of such proprietary information.

          7.3  Delivery of Title Commitment and Survey.

          (a) The Purchaser has ordered and delivered to the Seller commitment for title insurance number 9652024 (the "TITLE REPORT") for a 1990 ALTA Standard Form title insurance policy insuring the Purchaser's interest in the Real Property from Chicago Title Guarantee Company ("TITLE COMPANY"). The Purchaser shall order and deliver to the Seller a survey of the Real Property (the "SURVEY"), prepared by a surveyor licensed by the State of North Carolina and acceptable to the Purchaser.

          (b) Purchaser shall have a period of 10 days after receipt by Purchaser of the last of (i) the Title Report, (ii) copies of all documents referred to therein as exceptions to title in legible form and (iii) the Survey to review and deliver to Seller any objections Purchaser may have to anything contained or set forth in the Title Report. The Purchaser agrees that it will not object to (i) Permitted Liens and (ii) the standard printed title exceptions to be disposed of in accordance with Section 8.8 below. The Seller shall, on or prior to the Closing Date (i) comply with requirements 1, 3, 4 and 5 as set forth in Schedule B - Section 1 of the Title Report, and (ii) remove, remedy or satisfy, as the case may be, exception 3 in Schedule B - Section 2 of the Title Report. If additional exceptions to the title of the Real Property have been raised or identified in any continuation of the Title Report other than the Permitted Liens and if the Purchaser delivers objections to such exceptions to the Seller within 30 days after receipt thereof by the Purchaser, then the Seller shall, prior to the Closing Date, remove, remedy or satisfy, as the case may be, such objections at the Seller's sole cost and expense. If the Seller gives written notice to the Purchaser within ten days after receipt from the Purchaser of such objections that the Seller will not cure any such exception, then the Purchaser may elect either to (i) reduce the Purchase Price in an amount equal to the costs and expenses reasonably estimated by the Purchaser to cure any such exception, or (ii) terminate this Agreement. Notwithstanding anything to the contrary contained in this Agreement, all indebtedness (other than Assumed Liabilities) secured by an interest in any of the Transferred Assets and any other matter created by the Seller after the date hereof which affects the Transferred Assets shall in no event be a Permitted Lien and the Seller shall cause the same to be released, discharged or otherwise removed at or prior to Closing. If a search of the title to the Real Property discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, then Seller shall upon request deliver to Purchaser an affidavit in form acceptable to the Title Company showing that such judgments, bankruptcies or other returns are not against Seller.

                                 ARTICLE VIII

                          CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF THE PURCHASER

          Each and every obligation of the Purchaser under this Agreement to be performed at or before the Closing shall be subject to the satisfaction, at the Closing, of each of the following conditions, unless waived by the Purchaser, in its sole and absolute discretion, at or prior to the Closing:

          8.1 Representations and Warranties True. The representations and warranties of the Seller and the Stockholder contained in this Agreement or in any of the other Acquisition Documents shall have been true and correct in all material respects when made and in addition shall be true and correct in all respects at and as of the Closing and with the same effect as though made at and as of the Closing (except as otherwise contemplated by this Agreement).

          8.2 Performance. The Seller and the Stockholder shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or any of the other Acquisition Documents to be performed or complied with by the Seller or the Stockholder at or prior to the Closing.

          8.3 No Adverse Change. No change or event that has had or could reasonably be expected to have, individually or in the aggregate with other changes or events, an adverse effect on the Business or the Transferred Assets shall have occurred since the date of this Agreement.

          8.4 Approvals. All Approvals from all Governmental Authorities and other Persons required by applicable Law or pursuant to any of the Contracts set forth on Schedule 8.4 hereto for the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents or in order for Purchaser to be permitted to legally conduct the Business shall have been given, made or obtained, as appropriate, and shall be in full force and effect.

          8.5 Deliveries. The Seller shall have tendered to the Purchaser, at or prior to the Closing, and against the deliveries referred to in Section 9.4, the following:

          (a)  the executed Bill of Sale;

          (b)  the executed Assignment and Assumption Agreement;

          (c)  the executed Escrow Agreement;

          (d) the Consulting and Noncompetition Agreement duly executed by the Stockholder;

          (e)  the executed and acknowledged Deed;

          (f) the certificate of incorporation of the Seller, as amended to the Closing Date, certified by the appropriate Governmental Authority of its jurisdiction of incorporation;

          (g) the by-laws of the Seller, as amended to the Closing Date, certified as of the Closing Date by its Secretary or Assistant Secretary;

          (h) a certificate of existence, dated not earlier than five days prior to the Closing Date, of the appropriate governmental Authority of the Seller's jurisdiction of incorporation and each jurisdiction listed on Schedule 4.1 attached hereto with respect to the Seller, as to the good standing of the Seller in such jurisdiction;

          (i) resolutions, certified as of the Closing Date by the Secretary or Assistant Secretary of the Seller, adopted by its Board of Directors and approved by the Stockholder as the sole owner of the Seller's outstanding shares of capital stock, authorizing the execution and delivery by the Seller of this Agreement and the other Acquisition Documents, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby;

          (j) such certificates of the President of the Seller to evidence compliance with the conditions set forth in Sections 8.1 through 8.4, and
Section 8.7 hereof, and any other certificates to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Purchaser or its counsel;

          (k) the opinion of Tuggle, Duggins & Meschan, counsel to the Seller, dated the Closing Date and addressed to the Purchaser, substantially in the form of EXHIBIT F hereto;

          (l) executed and completed assignment instruments, transfer Tax returns, if any, and other transfer documents including, without limitation, title insurance lien waivers and/or mechanic's and materialman lien affidavit (stating that there are no such lien or rights to lien), an affidavit as to parties in possession (stating that no party other than the Seller is in possession of all or any portion of the Real Property) and a certification that there are no special assessments with respect to the Real Property;

          (m)  the original counterparts of the Real Property Permits listed on
Schedule 4.20(e) attached hereto;

          (n) a certificate that meets the requirements of Section 1445(b)(2) of the Code and Treas. Reg. (S) 1.1445-2(b)(2);

          (o) a letter from Homelite in form and substance satisfactory to the Purchaser regarding certain purchases to be made by Homelite from the Business;

          (p) an amendment to the Seller's certificate of incorporation, amending the name of the Seller, duly executed and ready for filing with the North Carolina Secretary of State; and

          (q) such bills of sale, assignments and instruments of transfer, conveyance and assignment in form and substance satisfactory to the Purchaser, as shall be sufficient to convey, transfer, and assign to Purchaser and to vest in the Purchaser all the Seller's rights, title and interests in, to and under the Transferred Assets and such other documents or certificates as shall be reasonably requested by the Purchaser or its counsel including, without limitation, releases, satisfactions, statements or other documents reasonably necessary to effect the release of any mortgage, deed of trust, or other Liens affecting the Transferred Assets, and such affidavits or other documents as may be necessary or appropriate for the issuance of title insurance policies relating thereto.

          8.6 Proceedings. All of the Seller's proceedings in connection with the transactions contemplated by this Agreement and the other Acquisition Documents, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

          8.7 Absence of Litigation. There shall be no Action pending or threatened before any court or other Governmental Authority which seeks to (i) invalidate or set aside, in whole or in part, this Agreement or any of the other Acquisition Documents, (ii) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby and thereby or (iii) obtain substantial Damages in connection therewith or the Business.

          8.8  Title Company.

          (a) The Title Company shall be prepared to issue, in the amounts agreed upon between the Purchaser and the Title Company, 1990 ALTA Standard Form owner's insurance policy or marked up specimen policy dated the Closing Date, insuring the Purchaser's fee simple title to the Real Property, subject only to Permitted Liens.

          (b) Notwithstanding anything to the contrary contained in this Article VIII, such policies shall omit exception 1 from Schedule B - Section 2 of the Title Report and shall also omit standard exceptions for owner's policy numbers 1, 2, 3, 4 and 5 and any exceptions for (i) facts an accurate survey would show, (ii) mechanics' liens, (iii) real estate taxes currently due and payable and (iv) rights of tenants, and shall provide, to the extent available in the relevant jurisdiction, full extended coverage over all general or standard exceptions (or the equivalent), an ALTA
3.1 zoning endorsement (or the equivalent), access, location, survey, single tax lot and contiguity endorsements, an endorsement that the real estate tax bills for the Real Property do not include taxes pertaining to other real estate, a restrictions endorsement, affirmative insurance over violations, if any, of any covenants, conditions, easements or restrictions and against forfeiture of the insured estate or collection of any amount out of the insured estate by virtue of violations of any covenants, conditions, easements or restrictions and such other endorsements and reinsurance agreements as may be reasonably requested by the Purchaser, provided if any endorsement is not issued, the failure to obtain such endorsement will not be a condition to Closing if it will not affect (i) the value of the Real Property or (ii) the current use of or access to and from the Real Property by the Business.

          (c) Notwithstanding anything to the contrary contained herein, the Real Property shall not be encumbered by (i) Liens that are matters of public record, such as easements, quasieasements and rights of way, that interfere with the continued use of such property in the manner currently used by the Business, and (ii) encumbrances due to easements, quasieasements, and rights of way that are not matters of public record but revealed in a survey of such property and that interfere with the continued use of such property in the manner currently used by the Business.

          (d) If required for the issuance of a title insurance policy, the Seller shall tender, or cause to be tendered, to the Title Company at the Closing an opinion of counsel to the Seller (such counsel to be subject to the Title Company's reasonable approval), dated the Closing Date and addressed to the Title Company, in form and substance satisfactory to the Title Company.

          8.9 Environmental Report. The Purchaser shall have received an environmental audit report in form and substance reasonably satisfactory to the Purchaser with respect to any environmental hazards, conditions, liabilities or potential liabilities at the Facilities or to which the Transferred Assets or the Business may be subject.

                                  ARTICLE IX

                            CONDITIONS PRECEDENT TO
                         THE OBLIGATIONS OF THE SELLER

          Each and every obligation of the Seller under this Agreement to be performed at the Closing shall be subject to the satisfaction, at the Closing, of each of the following conditions, unless waived by the Seller, in its sole and absolute discretion, at or prior to the Closing:

          9.1 Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement or in any of the other Acquisition Documents shall be true and correct in all material respects when made and in addition shall be true and correct in all respects at and as of the Closing and with the same effect as though made at and as of the Closing (except as otherwise contemplated by this Agreement).

          9.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the other Acquisition Documents to be performed or complied with by it at or prior to the Closing.

          9.3 Approvals. All Approvals from all Governmental Authorities required by applicable Law for the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents shall have been made or obtained and shall be in full force and effect.

          9.4 Deliveries. The Purchaser shall have tendered to the Seller, at or prior to the Closing, and against the deliveries referred to in Section 8.5, the following:

          (a)  in accordance with Sections 2.5 and 2.6 hereof, the Purchase
Price;

          (b)  the executed Assignment and Assumption Agreement;

          (c)  the executed Escrow Agreement;

          (d)  the executed Consulting and Noncompetition Agreement;

          (e) the certificate of incorporation of the Purchaser, as amended to the Closing Date, certified by the Secretary of State of its jurisdiction of incorporation;

          (f) the by-laws of the Purchaser, as amended to the Closing Date, certified as of the Closing Date by its Secretary or Assistant Secretary;

          (g) a good standing certificate, dated not earlier than five days prior to the Closing Date, of the appropriate Governmental Authority of the Purchaser's jurisdiction of incorporation or organization, as to the good standing of the Purchaser in such jurisdiction;

          (h) resolutions, certified as of the Closing Date by the Secretary or Assistant Secretary of the Purchaser, adopted by its Board of Directors, authorizing the execution and delivery by such Purchaser of this Agreement and the other Acquisition Documents, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby;

          (i) such certificates of the President or Vice President of the Purchaser to evidence compliance with the conditions set forth in Sections 9.1 through 9.3 and 9.6 hereof and any other certificates to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by the Seller or its counsel;

          (j) such other agreements, undertakings and instruments of assumption, in form and substance reasonably satisfactory to the Seller, as shall be effective to cause the Assumed Liabilities to be binding on the Purchaser and such other documents or certificates as shall be reasonably requested by the Seller or its counsel; and

          (k) the opinion of Richards & O'Neil, LLP, counsel to the Purchaser, dated the Closing Date, and addressed to the Seller, substantially in the form of Exhibit G hereto.

          9.5 Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Acquisition Documents, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Seller and its counsel.

          9.6 Absence of Litigation. There shall be no Action pending or threatened before any court or other Governmental Authority which seeks to (i) invalidate or set aside, in whole or in part, this Agreement or any of the other Acquisition Documents, (ii) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or thereby or (iii) obtain substantial Damages in connection therewith.

          9.7 Environmental Report. The environmental audit report received by the Purchaser with respect to any environmental hazards, conditions, liabilities or potential liabilities at the Facilities or to which the Transferred Assets or the Business may be subject shall be satisfactory to the Seller.

                                   ARTICLE X

                       CERTAIN COVENANTS AND AGREEMENTS
                           SUBSEQUENT TO THE CLOSING

          10.1  Employees.

          (a) The Purchaser shall extend offers, effective as of the Closing, of the same or similar jobs to substantially all of the Seller's employees (other than those who will remain employees of the Seller and are identified in
Schedule 10.1 hereto), such that no loss of employment would occur if such employees accepted such offers; provided, however, nothing contained herein shall prohibit the Purchaser from employing the employees on terms and conditions acceptable solely to the Purchaser including, without limitation, employing such employees on an employment at will basis. Employees who accept employment with the Purchaser shall be and become employees of the Purchaser effective as of the Effective Time.

          (b) The Seller and the Purchaser shall cooperate and use their best efforts to cause each of the Assumed Plans to be assigned to and assumed by the Purchaser as of the Effective Time. Notwithstanding the foregoing, the Purchaser is not assuming the Seller's liabilities for the payment of the Seller's share of the premiums due or any other amounts due from the Seller under any such contracts for periods prior to the Closing that are not fully reserved for on the Closing Date Balance Sheet and the Seller remains fully obligated to make such payments to the extent not so reserved for.

          (c) As of the Effective Time, the employees of the Seller who are offered and accept employment with the Purchaser and who have account balances under the Seller's 401(k) Plan will cease to be eligible to defer a portion of their salary or wages under such Plan. The Seller will continue as the sponsor of its 401(k) Plan after the Closing and shall promptly thereafter take all necessary action to terminate said Plan and to obtain a favorable determination letter from the IRS with respect to the termination of said Plan. The Seller agrees that it will not cause any distributions to be made from its 401(k) Plan to any of its former employees while they are employed by the Purchaser in the absence of a favorable determination letter with respect to the 401(k) Plan's tax qualified status.

          10.2  Books and Records; Access.

          (a) Unless otherwise consented to in writing by the Seller, the Purchaser shall not destroy or otherwise dispose of any original Books and Records in its possession as of the Closing Date relating to the Business prior to the Closing or to the Transferred Assets or the Assumed Liabilities for a period of seven years commencing on the date such Books and Records were created by the Seller or came into the Seller's possession, without first offering to surrender such Books and Records to the Seller, and shall maintain such Books and Records in good condition in a reasonably accessible location. Upon reasonable prior notice, the Purchaser shall afford the Representatives of the Seller reasonable access during normal business hours to examine and copy such Books and Records for any commercially reasonable purpose.

          (b) Unless otherwise consented to in writing by the Purchaser, the Seller and the Stockholder shall not destroy or otherwise dispose of any original Books and Records in their possession after the Closing relating to the Business prior to the Closing or to the Transferred Assets or the Assumed Liabilities for a period of seven years commencing on the date such Books and Records were created or came into the Seller's possession, without first offering to surrender such Books and Records to the Purchaser, and shall maintain such Books and Records in good condition in a reasonably accessible location. Upon reasonable prior notice, the Seller shall afford the Representatives of the Purchaser reasonable access during normal business hours to examine and copy such Books and Records for any commercially reasonable purpose.

          10.3 Confidentiality. From and after the Closing, the provisions of Sections 6.7 and 7.2 shall continue in effect, provided that the Purchaser shall not be restricted with respect to any proprietary information relating to the Transferred Assets or the Business and the Seller shall be restricted with respect to such proprietary information as if it had originally been the property of, and been acquired by the Seller from, the Purchaser.

          10.4 Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges, understands and agrees that any breach or threatened breach by it or any of its Representatives of Sections 6.7, 6.8, 7.2, 10.2 or 10.3 hereof will cause irreparable injury to the other party and that money damages will not provide an adequate remedy therefor. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall have the right and remedy (in addition to any other rights or remedies available at law or in equity) to have the provisions of such Sections specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.

          10.5 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered by this Agreement, or from time to time after the Closing, and without further consideration, each party hereto shall take such other actions, and execute and deliver such other documents and instruments, as the other party hereto or its counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement and the other Acquisition Documents, including without limitation such actions as may be necessary to Transfer to the Purchaser and to place the Purchaser in possession or control of, all of the rights, properties, assets and businesses intended to be sold, transferred, conveyed, assigned and delivered hereunder, or to assist in the collection of any and all such rights, properties and assets or to enable the Purchaser to exercise and enjoy all rights and benefits of the Seller with respect thereto.

          10.6 Name Change. Immediately after the Closing, the Seller shall file with the North Carolina Secretary of State an amendment to its certificate of incorporation, changing the Seller's name to a name which bears no similarity to "Quality Molded Products, Inc."

          10.7 General Liability Endorsement. Until December 31, 2001, the Purchaser shall cause the carrier of its general liability insurance covering the Business to include the Seller as an additional insured and to include a provision in such endorsement giving the Seller 30 days' prior notice of the proposed cancellation of any such insurance.

          10.8 Certain Payroll Matters. The Seller shall prepare Forms W-2 and 1099 for its employees for the periods ending prior to the Closing Date and the Purchaser shall prepare such forms for the Seller's employees whom it employs on or after the Closing Date. The Seller and Purchaser agree to give each other, upon reasonable request, access to or copies of such books and records as may be required to complete such forms in a timely manner.

          10.9 Final 401(k) Payment. The Purchaser agrees that it shall pay to the Seller's 401(k) Plan the amount specifically recorded on the Closing Date Balance Sheet for the payment to such Plan.

          10.10 Certain Practices. The Purchaser agrees to maintain in its possession the molds used by the Business to manufacture products for Trion as security for Trion's payment of its accounts receivable as of the Closing Date in accordance with the past practices of the Business, subject to the Seller's prudent commercial judgment and its past practices.


                                   ARTICLE XI

                           SURVIVAL; INDEMNIFICATION

          11.1 Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the execution and delivery of this Agreement, any due diligence investigation made by any party hereto in respect of the transactions contemplated hereby and the Closing as follows: (i) the representations and warranties shall survive for a period of three years following the Closing Date and (ii) the covenants and agreements herein shall survive until fully performed or fulfilled (unless non-compliance with such covenants or agreements is waived in writing by the party or parties hereto entitled to such performance). No Action for indemnification pursuant to this Article

XI may be brought with respect thereto after the expiration date; provided, however, that if prior to such date a party hereto has notified the other party hereto in writing of a claim for indemnification hereunder (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article XI.

          11.2 Indemnification by the Seller and the Stockholder. From and after the Closing, the Seller, the Stockholder and their respective successors and assigns shall jointly and severally indemnify and hold harmless and defend the Purchaser, its successors and assigns, and the Representatives of each of them, from and against any and all Damages incurred thereby or caused thereto based on, arising out of, resulting from, or relating to:

          (a) any Excluded Liability including the Seller's failure to pay or satisfy any such Liability;

          (b) the breach of a representation and warranty of the Seller or Stockholder contained herein or in any other Acquisition Document;

          (c) the breach of any covenant or agreement of the Seller or Stockholder contained herein or in any other Acquisition Document;

          (d) any Liability to pay to vendors, contractors and other providers of goods or services any amounts due after the Effective Time with respect to Liabilities incurred at or before the Effective Time under Contracts assumed by the Purchaser from the Seller which amounts payable are in the nature of the payment of a retention that had been held by the Seller to assure adequate completion of such Contracts;

          (e) the Seller's failure to pay or discharge in full any Permitted Lien of the type described in clauses (i) or (ii) of the definition of Permitted Liens attaching to the Transferred Assets as a result of acts or omissions by the Seller prior to the Effective Time;

          (f) the failure of the Seller to comply with WARN, if required, prior to the Effective Time; and

          (g) any Liability for any investment banking, brokerage, or similar charge or commission payable or incurred by the Seller or Stockholder in connection with this Agreement or the transactions contemplated hereby.

          11.3  Indemnification by the Purchaser.    From and after the Closing,
the Purchaser and its successors and assigns shall indemnify, hold harmless and defend the Seller and the Stockholder, their respective successors and assigns, and the Representatives of each of them, from and against any and all Damages incurred thereby or caused thereto based on, arising out of, resulting from, or relating to:

          (a) any Assumed Liability including the Purchaser's failure to pay or satisfy any such Liability;

          (b) the breach of a representation and warranty of the Purchaser contained herein or in any other Acquisition Document;

          (c) the breach of any covenant or agreement of the Purchaser contained herein or in any other Acquisition Document;

          (d) any Liability for any investment banking, brokerage, or similar charge or commission payable or incurred by the Purchaser in connection with this Agreement or the transactions contemplated hereby; and

          (e) the failure of the Purchaser to comply with WARN, if required, prior to the Effective Time.

          11.4  Notice and Payment of Claims; Limitations on Indemnification.

          (a) The Indemnified Party shall notify the Indemnifying Party within a reasonable period of time after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnified Party shall have determined have given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder, provided, however, that the right of the Indemnified Party to indemnification shall be reduced in the event of its failure to give timely notice only to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall be given access to all Books and Records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

          (b)  Any Liability for indemnification by the Purchaser under this
Article XI shall be paid by the Purchaser on demand in U.S. dollars after such Liability shall have been finally determined. The Liability for Damages hereunder shall be deemed to be "FINALLY DETERMINED" for purposes of this
Article XI when the parties to such Action have so determined by mutual agreement or, if disputed, when a final non-appealable order of a Governmental Authority having competent jurisdiction shall have been entered.

          (c) If any event shall occur which would otherwise entitle a party to assert a claim for indemnification under Section 11.2 or Section 11.3, no Damages shall be deemed to have been sustained by such Indemnified Party to the extent of (i) any tax savings realized by the Indemnified Party as a result thereof or (ii) any net proceeds received by such Indemnified Party or its Affiliates from any insurance policy with respect thereto.

          (d) The Indemnifying Party shall not be obligated to indemnify the Indemnified Party for Damages arising from the inaccuracy of any representation or warranty made by the Indemnifying Party herein or in any certificate or other document delivered pursuant hereto unless and until the aggregate amount of Damages from all such inaccuracies of representations and warranties exceeds $25,000, in which case the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the amount of such Damages in excess of $25,000.

          (e) The Indemnifying Party's aggregate liability for indemnification for Damages arising from the inaccuracy of any representation or warranty made by the Indemnifying Party herein or in any certificate or other document delivered pursuant hereto shall under no circumstances exceed the Purchase Price.

          11.5  Matters Involving Third Parties.

          (a) If any third party shall commence an Action against any Indemnified Party with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any Indemnifying Party under this Article XI, the Indemnified Party shall notify the Indemnifying Party thereof in writing as soon as practicable, but in no event more than ten days after the Indemnified Party shall have been served, provided, however, that the right of the Indemnified Party to indemnification shall be reduced in the event of its failure to give timely notice only to the extent the Indemnifying Party is prejudiced thereby.

          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel and other Representatives of its choice so long as (i) the Indemnifying Party shall notify the Indemnified Party in writing (within the five day period after its receipt of notice of the Third Party Claim) that it will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer arising out of the Third Party Claim and (ii) the Indemnifying Party diligently conducts the defense of the Third Party Claim. Otherwise, the Indemnified Party may defend against the Third Party Claim preserving its rights to indemnification hereunder including without limitation for the cost of such defense.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.5(b) above, (i) the Indemnified Party may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, (iii) the Indemnified Party shall cooperate within reason with the

Indemnifying Party's defense of such Third Party Claim including, without limitation, providing required information and documents and access to all employees of the Indemnified Party with knowledge of issues relevant to the claim or litigation (any such activities required to discharge this obligation to cooperate shall be incurred at the sole expense of the Indemnified Party) and
(iv) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding any other provision of this
Section 11.5, if an Indemnified Party withholds its consent to a settlement or elects to continue the defense of any claim, where but for such action the Indemnifying Party could have settled such claim solely for the payment of money by the Indemnifying Party as specified in the written request for consent to the settlement delivered to the Indemnified Party, the Indemnifying Party shall be required to indemnify the Indemnified Party only up to a maximum of the bona fide settlement offer for which the Indemnifying Party could have settled such claim.

          11.6 Specific Obligations of the Seller for Accounts Receivable. Notwithstanding any other provision of this ARTICLE XI to the contrary, the Seller shall have the following specific obligations with respect to certain accounts receivable:

          (a) With respect to the Seller's accounts receivable reflected on the Closing Date Balance Sheet that have not been collected in full on or prior to the 180th day immediately following the Closing Date (the "UNCOLLECTED ACCOUNTS RECEIVABLE"), the Seller shall, on or before the seventh business day following notice from the Purchaser of the Uncollected Accounts Receivables, and without regard to the notification requirements in Section 11.4, pay to the Purchaser an amount equal to the recorded amounts of the Uncollected Accounts Receivable on the Closing Date Balance Sheet that the Seller does not dispute, as provided in the Escrow Agreement, and the Purchaser shall sell the Uncollected Accounts Receivable for which it receives payment from the Seller (the "SOLD ACCOUNTS RECEIVABLE") to the Seller. The Purchaser shall thereafter promptly remit to the Seller any amounts received by the Purchaser with respect to Sold Accounts Receivable. In the event the Purchaser receives any unallocated payment from a customer after the Closing, it shall require the customer to identify the invoice to which such unallocated payment relates and shall apply the payment to the account receivable so identified.

          (b) The Seller's obligations under this Section 11.6 shall be paid by the Seller out of the Escrowed Amount in accordance with the Escrow Agreement. In the event that the Escrowed Amount is not sufficient to satisfy the Seller's liability under this Section 11.6, the balance shall be paid by the Seller on demand by certified or cashier's check or wire transfer of immediately available funds.

          (c) In the event the Seller seeks to collect any Sold Account Receivable from the related account debtor, it agrees to, and to cause its agents to, use only prudent, commercially reasonable efforts to collect such accounts receivable.

          (d) Within seven days of the close of each calendar month, Purchaser will supply Seller monthly aged account receivable reports listing the collection status of the

Accounts Receivable shown on the Closing Date Balance Sheet and acquired by the Purchaser. In addition, within seven days of receipt of notice thereof, the Purchaser will notify the Seller of any returns or quality issues related to Inventory manufactured by the Seller but sold by the Purchaser. The Purchaser shall consult with the Seller regarding the resolution of any such returns or quality disputes.

          11.7 Bulk Sales Law. The Purchaser hereby waives compliance by the Seller with the provisions of the bulk sales law of any jurisdiction. Nevertheless, in addition to any other indemnities herein provided, the Seller and the Stockholder shall indemnify and hold the Purchaser harmless against and from any and all Damages to Purchaser resulting from such non-compliance including any Liens claimed against the Transferred Assets by any creditor arising from any credit extended to Seller prior to the Closing Date.


                                   ARTICLE XII

                                  TERMINATION

          12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual written consent of the Purchaser and the Seller;

          (b) by either the Purchaser or the Seller, upon at least 10 days prior written notice, if there shall have been a material breach by the other party of any of the representations, warranties, covenants or other obligations under this Agreement which shall not have been waived by the non-breaching party and which breach cannot be cured by the date set forth in Section 12.1(c) below;

          (c) by either the Purchaser or the Seller, upon written notice, if the Closing shall not have occurred on or before December 15, 1996 any reason other than the failure or refusal of the party seeking to terminate to perform any of its obligations hereunder; or

          (d) by either the Purchaser or the Seller if any Governmental Authority having competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Acquisition Documents, and such order, decree, ruling or other action shall have become final and non-appealable.

          12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1 hereof, such termination shall be the sole remedy, and, except with respect to Section 6.6, Section 7.2, Section 11.2(g),
Section 11.3(d), Section 13.1 and Section 13.3 hereof, (i) this Agreement shall forthwith become void and (ii) there shall be no liability on the part of the Seller, the Purchaser or any of its Representatives; provided, however, that if such termination shall occur pursuant to Section 12.1(b) of this Agreement, the breaching party shall be fully liable for any and all Damages sustained or incurred by the other party hereto or any of its Representatives as a result of or arising from such breach and such other party shall be entitled to seek any remedies available to it at law or in equity.


                                 ARTICLE XIII

                                 MISCELLANEOUS

          13.1 Public Announcements. Except as required by applicable Law or any Governmental Authority with competent jurisdiction, prior to the Closing, none of the parties hereto, nor their Representatives, shall issue any press release or make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

          13.2 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the terms or provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by another party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 13.2.

          13.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear and pay all fees, costs and expenses incurred by it or any of its Affiliates in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the other Acquisition Documents and the transactions contemplated hereby or thereby (whether or not such transactions are consummated), including, without limitation, any fees, expenses or commissions of any of its Representatives.

          13.4 Charges, Fees and Taxes. At the Closing, the Seller shall pay the full amount of all Liabilities for sales Taxes and transfer and excise Taxes in connection with the sale of assets herein provided and all recording charges and filing fees in connection with the cancellation, satisfaction or release of the documents referred to in paragraph number 5 of Schedule B - Section 1 of the Title Report. The Purchaser shall pay all recording charges and filing fees imposed in connection with recording the Deed and taxes imposed in connection with the transfer of vehicles included in the Transferred Assets.

          13.5  Notices.

          (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and mailed or facsimiled or delivered by hand or courier service:

          (i)      If to the Seller or the Stockholder, to:

                   Owen Ventures
                   700 North East Second Avenue, Suite 101
                   Siler City, NC 27344
                   Attention:  Mr. Don A. Owen
                   Facsimile No.: (919) 742-4923

                   With a copy to:

                   Tuggle, Duggins & Meschan
                   228 West Market Street
                   Greensboro, NC   27401
                   Attention:  Vaughn Ramsey, Esq.
                   Facsimile No.:  (910) 274-1148

          (ii)     If to the Purchaser, to:

                   Oneida Rostone Corp.
                   104 South Warner Street
                   Oneida, New York 13421
                   Attention: Robert P. Wiehl
                   Facsimile No.: (315) 363-8519

                   With a copy to:

                   Ann F. Chamberlain, Esq.
                   Richards & O'Neil, LLP
                   885 Third Avenue
                   New York, New York  10022-4873
                   Facsimile No.: (212) 750-9022

          (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.5 (i) if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid shall be effective five (5) business days or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) business days following the date when mailed or couriered, as the case may be. Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          13.6 Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder of the parties hereto may be assigned by any of the parties hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

          13.7 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without giving effect to the conflicts of laws principles thereof.

          13.8 Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

          13.9 Entire Agreement. This Agreement and the other Acquisition Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto, their respective Affiliates or any of the Representatives of any of them with respect thereto. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement and the Acquisition Documents other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and the other Acquisition Documents.

          13.10 Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity, scope or subject, the parties request that it be construed, by limiting and reducing it, so as to be enforceable to the fullest extent permitted under applicable Law.

          13.11 No Third Party Beneficiaries. Except as and to the extent otherwise provided herein, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the parties hereto and their respective successors and permitted assigns.

          13.12 References to Articles, Etc. All references herein to Articles, Sections, Exhibits and Schedules shall be to Articles and Sections of and Exhibits and Schedules to this Agreement.

          13.13 References to "Herein," Etc. As used in this Agreement, the words "herein", "hereof", "hereby" and "hereunder" shall refer to this Agreement as a whole, and not to any particular section, provision or subdivision of this Agreement.

          13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.



                 [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

          IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                                           ONEIDA ROSTONE CORP.



                                           By /s/ Richard L. Evans
                                              ----------------------------------
                                              Richard L. Evans, Vice President


                                           QUALITY MOLDED PRODUCTS, INC.



                                           By /s/ Don A. Owen
                                              ----------------------------------
                                              Don A. Owen, President



                                              /s/ Don A. Owen
                                              ----------------------------------
                                              DON A. OWEN

                                                                       EXHIBIT A


                      ASSIGNMENT AND ASSUMPTION AGREEMENT


          ASSIGNMENT AND ASSUMPTION AGREEMENT made this ____ day of November, 1996 between Oneida Rostone Corp., a New York corporation (the "PURCHASER"), and Quality Molded Products, Inc., a North Carolina corporation (the "SELLER").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, pursuant to the Asset Purchase Agreement, dated November _____, 1996 (the "PURCHASE AGREEMENT"), among the Purchaser, the Seller and Don
A. Owen, the sole stockholder of the Seller, the Seller agreed to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser agreed to purchase and accept as of the Closing Date, the Transferred Assets; and

          WHEREAS, the Purchase Agreement provides for the Seller's assignment of certain contracts, agreements and commitments to the Purchaser; and

          WHEREAS, the Purchase Agreement provides for the Purchaser's assumption of the Assumed Liabilities.

          NOW THEREFORE, in consideration of the premises and in accordance with the provisions of the Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          Section 1.  Definitions

          1.1. Unless otherwise herein defined all terms used herein shall have the respective meanings ascribed to them in the Purchase Agreement.

          1.2. Words importing singular number shall include the plural number and vice versa. The words "herein," "herewith," "hereby," "hereof" and words of similar import shall refer to this Agreement.

          Section 2.  Assignment and Assumption of Contracts and Commitments

          2.1. The Seller hereby sells, transfers, conveys, assigns and delivers to the Purchaser, all of the Seller's right, title and interest in and to all contracts, agreements, commitments, grants, sales orders, arrangements and undertakings, whether oral or written, included in the Transferred Assets (the "ASSIGNED CONTRACTS"). Such sale, transfer, conveyance, assignment and delivery shall be effective as of the date hereof.

          2.2. The Purchaser hereby absolutely and irrevocably accepts and assumes to be solely liable and responsible for and to perform all rights, liabilities and obligations of the Seller under or pursuant to the Assigned Contracts, all subject to the terms and conditions of the Purchase Agreement. Such acceptance, assumption and covenant shall be effective as of the date hereof.

          2.3. Notwithstanding the foregoing, to the extent that any of the Assigned Contracts are not assignable without the consent of another party, the assignment of the Seller's right, title and interest in such Assigned Contracts, and the assumption by the Purchaser of any liability or obligation of the Seller relating to any such Assigned Contracts, is subject to obtaining any such consents to assignment.

          2.4. It is understood and agreed that the Purchaser is not, by this instrument, assuming any obligation or liability of Seller that is not an Assumed Liability and that Seller continues to be liable for any and all obligations and liabilities that are not Assumed Liabilities including, without limitation, the Excluded Liabilities.

          Section 3.   Separate Agreement

          Notwithstanding any other provisions of this agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, and any of the obligations and indemnifications of the Seller or the Purchaser set forth in the Purchase Agreement nor shall this agreement expand or enlarge any remedies under the Purchase Agreement including without limitation any limits on indemnification specified therein. This agreement is intended only to effect the assignment of certain contracts and commitments and the assumption of certain liabilities pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

          Section 4.  Non-Merger; Miscellaneous

          4.1. The agreements, obligations, assumptions and covenants of the Purchaser under the Purchase Agreement are not merged into this agreement and shall, to the extent provided in the Purchase Agreement, survive the execution and delivery of this agreement, and the performance of the consummation of all transactions provided for in the Purchase Agreement.

          4.2. This Assignment and Assumption Agreement shall be binding upon and enforceable against the Purchaser, its assigns and successors.

          4.3. This Assignment and Assumption Agreement shall be construed in accordance with and governed under the laws of the State of North Carolina.

          4.4. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this __ day of November, 1996.

                                    QUALITY MOLDED PRODUCTS, INC.


                                    By__________________________________________
                                      Don A. Owen, President


                                    ONEIDA ROSTONE CORP.



                                    By__________________________________________
                                      Richard L. Evans, Vice President

04012.0012

                                                                       EXHIBIT B


                                 BILL OF SALE

          KNOW ALL PEOPLE BY THESE PRESENTS, Quality Molded Products, a North Carolina corporation ("SELLER"), in consideration of the Purchase Price set forth in Section 2.5 of the Asset Purchase Agreement, dated November ____, 1996, among Oneida Rostone Corp., a New York corporation ("PURCHASER"), Seller and Don
A. Owen, the sole stockholder of the Seller (the "PURCHASE AGREEMENT"), the receipt of which is hereby acknowledged by Seller, hereby grants, bargains, sells, transfers, assigns, sets over, conveys, and delivers to Purchaser, its successors and assigns, all of Seller's right, title and interest in and to all of the Transferred Assets as defined and more specifically described in the Asset Purchase Agreement. All capitalized terms used herein not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

          Seller covenants and agrees that Seller shall, whenever and as often as reasonably requested to do so by Purchaser or its successor and assigns, promptly execute, acknowledge and deliver such other documents and instruments of conveyance and transfer and take such other action as may reasonably be required to more effectively convey, transfer and to vest in Purchaser, its successor and assigns, and to put Purchaser and its successors and assigns in possession of, all and each of the Transferred Assets conveyed, transferred and delivered under this Bill of Sale.

          Notwithstanding any other provisions of this Bill of Sale to the contrary, nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, and any of the obligations and indemnifications of Seller or Purchaser set forth in the Purchase Agreement nor shall this Bill of Sale expand or enlarge any remedies under the Purchase Agreement including without limitation any limits on indemnification specified therein. This Bill of Sale is intended only to effect the transfer of certain property to be transferred pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

          IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale on this ____ day of November, 1996.

                                    QUALITY MOLDED PRODUCTS, INC.


                                    By__________________________________________
                                      Don A. Owen, President


04012.0012

                                                                       EXHIBIT C


                                ESCROW AGREEMENT

          This ESCROW AGREEMENT, dated as of November __, 1996, between Oneida Rostone Corp., a New York corporation ("ONEIDA"), Quality Molded Products, Inc., a North Carolina corporation ("QMP") and Branch Banking and Trust Company, as escrow agent (the "ESCROW AGENT").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, Oneida and QMP are parties to that certain Asset Purchase Agreement dated November 18, 1996 (the "PURCHASE AGREEMENT"), pursuant to which Oneida has agreed to purchase certain assets and assume certain liabilities of QMP (capitalized terms used herein not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement);

          WHEREAS, pursuant to the terms of the Purchase Agreement, Oneida is required to deliver to the Escrow Agent $200,000, to be held by the Escrow Agent in accordance with the terms hereof to secure QMP's obligations under Section
11.6 of the Purchase Agreement.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Appointment of Escrow Agent. Oneida and QMP hereby appoint Branch Banking and Trust Company to be the Escrow Agent to hold the Escrowed Funds (as defined below) and all interest and other earnings paid in respect thereof ("INTEREST") in trust in accordance with the terms of this Agreement, and the Escrow Agent agrees to act as such.

          2. Delivery of the Escrowed Funds. Oneida hereby delivers to the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, cash in the amount of $200,000 (the "ESCROWED FUNDS").

          3. Holding and Investment of Escrowed Funds. So long as any of the Escrowed Funds are held by the Escrow Agent hereunder, the Escrow Agent shall cause such Escrowed Funds to be invested in an interest-bearing account at Branch Banking and Trust Company (the "BANK") or will invest and reinvest the Escrowed Funds in government securities, certificates of deposit, or repurchase agreements, as Oneida may, from time to time upon reasonable advance notice to the Escrow Agent request, all interest and accretions thereto to accrue for the benefit of and to be released upon and as a part of the release of the Escrowed Funds pursuant to Section 4(b) hereof. The Escrow Agent shall have no responsibility for any loss or diminution of value of the Escrowed Funds or any portion thereof except arising out of the Escrow Agent's negligence or willful misconduct.

          4.   Release of the Escrowed Funds.

          (a) In the event QMP does not pay to Oneida the full amount of its obligations under Section 11.6 of the Purchase Agreement on or prior to the 185th day immediately following the Closing Date, Oneida shall promptly provide written notice (the "Oneida Notice") to the Escrow Agent and QMP signed by Oneida specifying the amount of QMP's outstanding liability under such Section
11.6 (the "Outstanding Section 11.6 Liability").

          (b) On the eighth business day after receipt by the Escrow Agent of the Oneida Notice, the Escrow Agent shall release the Escrowed Funds as follows, unless it shall have received prior thereto a notice of QMP signed by QMP (the "QMP Notice") (a copy of which shall be sent by QMP to Oneida) setting forth the amount it disputes as owing to Oneida (the "Disputed Amounts"), and the basis on which it disputes such amounts.

          (i) If the Outstanding Section 11.6 Liability is greater than the Escrowed Funds, then the Escrow Agent shall release the entire Escrowed Funds to Oneida.

          (ii) If the Outstanding Section 11.6 Liability is less than the Escrowed Funds, then the Escrow Agent shall release an amount of the Escrowed Funds equal to the Outstanding Section 11.6 Liability to Oneida and the balance of the Escrowed Funds to QMP.

          (c) Within seven days after receipt by the Escrow Agent of the Oneida Notice, the Escrow Agent shall release the Escrowed Fund as follows, if it shall have received a QMP Notice:

               (i) It shall release the Outstanding Section 11.6 Liability, less the Disputed Amounts to Oneida.

          (ii) It shall retain the Disputed Amounts to be held in accordance with this Agreement until resolution of such Disputed Amounts in accordance with
Section 6 of this Agreement.

          (iii) It shall release the balance, if any, of the Escrowed Funds remaining after payment and retention of the amounts described in this subsection (c)(i) and (ii) to QMP.

          (d) If the Escrow Agent shall not on or prior to the 195th day immediately following the Closing Date have received a written notice from Oneida claiming a right to the Escrowed Funds and Interest thereon, the Escrow Agent shall as soon as reasonably practicable thereafter release from the Escrowed Funds to QMP.

          (e) Whenever all or any portion of the Escrowed Funds are to be released in accordance with this Section 4, they will be accompanied by Interest earned on and attributable to the portion of such Escrowed Funds so released; provided that the parties hereto agree that all Escrowed Funds shall be deemed fungible with the amount of Interest earned thereon being determined on an aggregate basis and allocated among the Escrowed Funds pro rata for the period held hereunder with no portion of the Escrowed Funds being deemed to have earned Interest at a rate different from any other portion.

          5.  Indemnification, Duties, Compensation, Etc.

          (a) The Escrow Agent's duties are only such as are specifically provided herein, and the Escrow Agent shall incur no liability whatsoever to any party hereto except as shall result from the negligence or willful misconduct of the Escrow Agent. The Escrow Agent shall have no responsibility hereunder other than to follow faithfully the instructions herein contained. The Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been executed by the proper parties.

          (b) Oneida and QMP agree jointly and severally to hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, expense (including reasonable attorney's fees and expenses), claim, or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except as shall result from the negligence or willful misconduct of the Escrow Agent (the "AGENT INDEMNIFIED AMOUNTS"). The foregoing indemnities in this Section 5(c) shall survive the resignation of the Escrow Agent and the termination of this Agreement.

          (c) Without limiting the rights of the Escrow Agent pursuant to
Section 5(c) above, Oneida and QMP agree that as between themselves their liability for Agent Indemnified Amounts shall be split 50:50 unless the Escrow Agent's claim for Agent Indemnified Amounts shall be based upon any act or omission of either of them in which event the respective proportionate liability of Oneida and QMP shall be determined as agreed between such parties or by a court of competent jurisdiction before whom the proceeding giving rise to the Escrow Agent's claim for indemnity shall have been brought, or if no such proceeding shall have been brought, then by another court of competent jurisdiction in a proceeding initiated by the party seeking an allocation different from 50:50.

          (d) The Escrow Agent may resign at any time by giving written notice thereof to the other parties hereto, but such resignation shall not become effective until a successor escrow agent shall have been appointed unanimously by the parties hereto and shall have accepted such appointment in writing. If an instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within 30 days after the giving of such notice of resignation, the resigning Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent.

          6. Disputed Delivery. The Escrow Agent is acting as a stakeholder only with respect to the Escrowed Funds and Interest. If any dispute arises as to whether the Escrow Agent is obligated to deliver the Escrowed Funds or Interest or as to whom the Escrowed Funds or Interest are to be delivered or the amount thereof, the Escrow Agent shall not be required to make any delivery, but in such an event the Escrow Agent shall hold the Escrowed Funds or

Interest until receipt by the Escrow Agent of instructions in writing, signed by Oneida and QMP directing the disposition of the Escrowed Funds or Interest, or in the absence of such authorization, the Escrow Agent shall hold the Escrowed Funds or Interest until receipt of a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Funds or Interest. The Escrow Agent may require, as a condition to the disposition of the Escrowed Funds or Interest pursuant to written instructions, indemnification and/or opinions of counsel, in form and substance satisfactory to the Escrow Agent, from each party providing such instructions. If such written instructions, indemnification and opinions are not received, or proceedings for such determination are not commenced, within 30 days after receipt by the Escrow Agent of notice of any such dispute and diligently continued, or if the Escrow Agent is uncertain as to which party or parties are entitled to the Escrowed Funds or Interest, the Escrow Agent may either:

          (a) continue to hold the Escrowed Funds or Interest until receipt of such written instructions, indemnification and opinions or a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Funds or Interest; or

          (b) deposit the Escrowed Funds or Interest with a court of competent jurisdiction;

provided, however, that notwithstanding the foregoing, the Escrow Agent may, but shall not be required to, institute legal proceedings of any kind.

          7. Termination. This Agreement shall terminate and all obligations of the Escrow Agent hereunder shall cease when, in accordance with the terms of

Section 4 or Section 6 hereof, all of the Escrowed Funds and Interest, shall have been released or delivered by the Escrow Agent.

          8. Notices. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered mail, postage prepaid, return receipt requested, as follows:

          To the Escrow Agent:

               Branch Banking and Trust Company
               P.O. Box 749
               Siler City, NC  27344
               Attention:  Michael Brower
               Facsimile No.:  919-775-5809

          To Oneida:

               Oneida Rostone Corp.
               104 South Warner Street
               Oneida, New York 13421
               Attention: Robert P. Wiehl
               Facsimile No.:  (315) 363-8519

          With a copy to:

               Ann F. Chamberlain, Esq.
               Richards & O'Neil, LLP
               885 Third Avenue
               New York, New York 10022-4873
               Facsimile:  212-750-9022

          To QMP:

               Quality Molded Products, Inc.
               c/o Owen Ventures
               P.O. Box 700 North East Second Avenue, Suite 101
               Siler City, NC
               Attention:  Mr. Don A. Owen
               Facsimile No.:  (919) 742-4923

or to such other address of a party that such party may have furnished to the other parties in the manner required by this section.

          9. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything herein to the contrary, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any party hereto without the consent of the other parties hereto. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any person other than the parties hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          10. Amendments, Etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by or on behalf of each of the parties hereto by their duly authorized officers or representatives. The failure of any party hereto to enforce at any time any provision hereof shall not in any way affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

          11. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the application of principles of conflicts of laws. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall be unaffected and shall remain in full force and effect.

          12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.



                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              ONEIDA ROSTONE CORP.


                              By:____________________________________
                                Name:
                                Title:


                              QUALITY MOLDED PRODUCTS, INC.


                              By:____________________________________
                                Name:
                                Title:


                              BRANCH BANKING AND TRUST COMPANY


                              By:____________________________________
                                Name:
                                Title:

04012.0012

                                                                       EXHIBIT D


                             ONEIDA ROSTONE CORP.
                            104 South Warner Street
                              Oneida, NY   13421



                                          November __, 1996


Mr. Don A. Owen
Quality Molded Products, Inc.
920 East Raleigh Street
Siler City, NC

          Re:  Consulting and Noncompetition Agreement

Dear Don:

          Oneida Rostone Corp. (the "COMPANY") and you (the "CONSULTANT") hereby agree, in connection with the Asset Purchase Agreement, dated as of November ___, 1996, among the Company, the Consultant and Quality Molded Products, Inc. ("QMP") (the "ASSET PURCHASE AGREEMENT"), and in consideration of, among other things, the sale of the business of QMP, of which the Consultant is the sole stockholder, and in consideration of the payments to be made to the Consultant hereunder, as follows:

          1. Consulting Services. The Company hereby retains the Consultant to serve as a consultant to the Company for a three year period commencing the date hereof and ending November 15, 1999 (the "CONSULTING PERIOD"). During the Consulting Period, the Consultant will make himself available to the Company upon reasonable notice for the purpose of consulting with and advising the Company to the best of his abilities on all subject matters pertinent to the past, present and/or future business of the Company within the Consultant's expertise and competence, at such reasonable times and places as may be requested by the Company, it being understood that Consultant will not be required to perform services hereunder at the offices of the Company or to maintain a regular schedule for performance of his duties hereunder. The Consultant's services shall not be exclusive to the Company and he may have other part time or full time employment in other businesses.

          2. Confidentiality. The Consultant agrees that during the Consulting Period and at all times thereafter, he shall hold and keep confidential all "Confidential Information" (as defined below). The Consultant agrees that he shall not, directly or

Mr. Don A. Owen
November __, 1996
Page 2



indirectly, disclose any Confidential Information to any person, firm, or corporation, or use the same, or permit the same to be disclosed or used, except in connection with the business and affairs of the Company.

          "CONFIDENTIAL INFORMATION" shall include, but not be limited to the following types of information, both existing and contemplated regarding the Company (including the business of the Company purchased from QMP pursuant to the Asset Purchase Agreement): corporate information, including contractual and licensing arrangements, plans, strategies, tactics, policies, resolutions and patent applications; any litigation or negotiations; marketing information, including sales and product plans, strategies, tactics, methods, customers, prospects and market research data; financial information, including cost and performance data and debt arrangements; operational information, including trade secrets, secret formulae, control and inspection practices; manufacturing processes and methods; suppliers; and personnel information, including personnel lists, resumes, personal data and organizational information. Confidential Information is limited to information that is not generally known to the public or within the plastics molding and engineering industries.

          3. Noncompetition and Nonsolicitation. During the Consulting Period, the Consultant agrees not to directly or indirectly engage in any business which competes with the Business, as defined in the Asset Purchase Agreement, or the business of the Company as conducted during the Consulting Period. For the purposes of this Agreement, a business will be deemed competitive if it is conducted in whole or in part in the Noncompetition Region (defined below) and it involves manufacturing, distributing or otherwise dealing with or in any product that is the same as or similar to those produced, manufactured, distributed or otherwise dealt in or that were the results of research and development by QMP being acquired, as described in the Asset Purchase Agreement or by the Company from time to time prior to and during the Consulting Period. The Consultant will be deemed to engage in a business if he participates in such business as a stockholder, director, member, manager, officer, employee, manufacturer's representative, agent, independent contractor, consultant, partner or individual proprietor, or as an investor (whether directly or beneficially) who has advanced a loan, contributed to capital or expended funds for the purchase of stock or other equity interest; provided, however, that nothing herein contained shall prevent the Consultant from purchasing and owning stock in a public corporation in any amount less than five percent (5%) of the issued and outstanding stock of such corporation. Except as provided in the Asset Purchase Agreement, during the Consulting Period, the Consultant also agrees not to directly or indirectly, solicit any employees of the Company who are employed by the Company during the Consulting Period or who were employed by QMP as of the Closing Date, as defined in the Asset Purchase Agreement, to leave the Company's employment or

Mr. Don A. Owen
November __, 1996
Page 3



solicit business from any customers or suppliers of the Company who transact or propose the transaction of business with the Company during the Consulting Period. The Noncompetition Region means the states of Massachusetts, Washington, Oregon, California, Colorado, Texas, Nebraska, Kansas, Oklahoma, Minnesota, Wisconsin, Iowa, Illinois, Arkansas, Michigan, Indiana, Kentucky, Tennessee, Alabama, Georgia, Florida, South Carolina, North Carolina, Virginia, West Virginia, Ohio, Maryland, Pennsylvania, New Jersey, New York, Connecticut, Maine and New Hampshire.

          4. Payment. The Company shall pay the Consultant a fee at the rate of $40,000 per annum, payable in equal monthly installments during the Consulting Period commencing December 15, 1996, in consideration of the services and agreements of the Consultant provided for in this Agreement.
Notwithstanding the foregoing, in the event of the death of the Consultant, the Consulting Period shall terminate, and the Company shall stop payments under this Agreement, at the end of the month in which the Consultant's death occurs. Disability of the Consultant shall not terminate the Consulting Period or the Company's obligations to make payments hereunder unless the Consultant (or a judicially appointed personal representative) and the Company shall so agree.

          5. Injunctive Relief. The Company and the Consultant acknowledge and agree that the Consultant's agreements and covenants in this Agreement relate to matters which are of a special, unique and extraordinary character and are of vital concern to the Company; further, the Company and the Consultant acknowledge and agree that the Company has entered into this Agreement and the Asset Purchase Agreement in reliance upon the Consultant's agreements and covenants contained in this Agreement. The Company and the Consultant further acknowledge and agree that any violation, breach, or threatened breach of any of the Consultant's agreements or covenants in this Agreement will result in irreparable damage to the Company for which there is no adequate remedy at law. Therefore, the Company and the Consultant agree that the Company shall have the right in addition to any other rights it may have, to obtain injunctive and other equitable relief for any violation, breach, or threatened breach of this Agreement by the Consultant.

          6. Severability. The Consultant and the Company agree that the agreements, covenants, restrictions and remedies contained in this Agreement are reasonable, recognizing the competitive nature of the business of the Company, the scope of similar businesses, the specialized expertise and knowledge the Consultant possesses, the unique and extraordinary nature of the Consultant's services and the importance to the Company of the proprietary information which the Consultant possesses. Therefore it is the Consultant's intention and the intention of the Company that the agreements, covenants, restrictions and

Mr. Don A. Owen
Novermber __, 1996
Page 4



remedies contained in this Agreement shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction finds that any such restriction or remedy is unenforceable, void or invalid, but would be enforceable, valid and legal if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable, valid and legal.

          7. Governing Law, Etc. This Agreement shall be governed by the laws of the State of North Carolina applicable to contracts entered into and performed entirely within the State of North Carolina without regard for choice of law rules.

          If you are in agreement with the foregoing, please execute this Agreement in the space provided below and return one fully executed counterpart to the Company, whereupon this Agreement shall be a binding agreement between the Company and you.

Agreed to and accepted                      ONEIDA ROSTONE CORP.



_______________________________             By________________________________
DON A. OWEN                                   Richard L. Evans, Vice President

04012.0012

                                                                       EXHIBIT E

Prepared by Phil S. Edwards, Attorney
        P. O. Box 629, Siler City, NC 27344
Mail to:  Oneida Rostone Corp.
          104 South Warner St., Oneida, NY 13421
          ATTN:  Robert P. Wiehl

NORTH CAROLINA          )
                        )                         WARRANTY DEED
CHATHAM COUNTY          )
--------------------------------------------------------------------------------


        THIS DEED, made and entered into this 18th of November, 1996, by and between QUALITY MOLDED PRODUCTS, INC., a North Carolina corporation with its principal office and place of business in Chatham County, North Carolina,

Grantor,

                                      AND

ONEIDA ROSTONE CORPORATION of 104 South Warner Street, Oneida, New York 13421,

Grantee,

                                  WITNESSETH:

        THAT the Grantor, for a valuable consideration paid by the Grantee, the receipt of which is hereby acknowledged, have and by these presents do grant, bargain, sell and convey unto the Grantee in fee simple, all that certain lot or parcel of land situated in the Town of Siler City, Matthews Township, Chatham County, North Carolina, and more particularly described as follows:

BEGINNING an iron stake in the southeastern corner of the intersection of East Raleigh Street and South Tenth Avenue, said point being designated Point 3 on a plat entitled "CORRECTED PLAT FOR ONEIDA ROSTONE CORP. AND CONGRESS FINANCIAL CORPORATION AND CHICAGO TITLE INSURANCE COMPANY", dated November 15, 1996, by Rufus L. Johnson, RLS, and recorded in Plat Slide 96 _______, Chatham County Registry, and running thence with the southern margin of East Raleigh Street, North 55 degrees 19' 00" East 388.25 feet to an iron stake, the northwest corner of Gary L. Smith, and being designated Point 44 on the plat hereinbefore referred to; thence with the western boundary of Gary Smith, South 35 degrees 57' 11'' East 558.03 feet to an iron stake designated Point 27 on said plat; thence continuing with Smith's line, South 36 degrees 02' 48" East 231.84 feet to an iron stake designated Point 33 on said plat; thence South 05 degrees 03' 56" West 219.74 feet to an iron state, Bob Petty's northeast corner and being designated Point 36 on said plat; thence with Petty's line, South 57 degrees 01' 14" West 217.25 feet to an iron stake designated Point 42 on said plat; thence continuing on South 57 degrees 01' 14" West 36.73 feet to an iron stake in the eastern margin of South Tenth Avenue designated as Point 37 on said plat; thence with the eastern margin of South Tenth Avenue, North 35 degrees 03' 46" West
393.40 feet to an iron stake designated Point 38 on said plat; thence continuing with the eastern margin of South Tenth Avenue North 35 degrees 03' 46" West
224.40 feet to an iron stake designated Point 41 on said plat; thence continuing with the eastern margin of South Tenth Avenue, North 36 degrees 00' 04" West
333.37 feet to an iron stake designated Point 3 on said plat, the point and place of BEGINNING, and containing 8.309 acres more or less, and being all of Lot 1 as shown on the plat hereinbefore referred to.

For chain of title see Deed Book 583, page 766; Deed Book 396, Page 512, Deed Book 450, Page 414, and Deed Book 530, Page 232, Chatham County Registry.

        The above described property is subject to:

        (1) Taxes for the year 1996, now due and payable but not yet delinquent.

        (2) Taxes for the year 1997, and subsequent years, not yet due and payable.

        (3) Easements, setback lines, and any other facts shown on the plat recorded in Plat Slide 96-______, Chatham County Registry, and survey of Rufus
L. Johnson, R.S., entitled "Corrected Plat for Oneida Rostone Corp., and Congress Financial Corporation and Chicago Title Insurance Company" dated November 15, 1996, including but not limited to the following: a) sanitary sewer manhole and sprinkler connection located on insured property; b) overhead power line crossing property.

        (4) Easement to CP&L recorded in Book 696, Page 195, Chatham County Registry. (Tract 1)

        TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all privileges and appurtenances thereto belonging to the Grantee, its successors and assigns in fee simple forever.

        AND the Grantor covenants with the Grantee, that Grantor is seized of the premises in fee simple, and has the right to convey the same in fee simple, that title is marketable and free and clear of all encumbrances, and that Grantor will warrant and defend the title against the claims of all persons whomsoever except for the exceptions hereinabove stated.

        IN WITNESS WHEREOF, the Grantor has caused this instrument to be signed in its corporate name by its duly authorized officers and its seal to be hereunto affixed by authority of its Board of Directors, the day and year first above written.

                                QUALITY MOLDED PRODUCTS, INC.

                                By: /s/ DONALD A. OWEN
                                   -----------------------------
                                     Donald A. Owen, President


ATTEST:

/s/ DAVID ALLEN
------------------------
David Allen, Secretary





NORTH CAROLINA, CHATHAM COUNTY:

I, a notary public of the county and state aforesaid, certify that DAVID ALLEN, personally came before me this day and acknowledged that she is the Secretary of QUALITY MOLDED PRODUCTS, INC., a North Carolina, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal and attested by its secretary.

WITNESS my hand and notarial seal this the 15th day of November, 1996.



                                /s/ MARY ALICE G. KENNEDY
                                --------------------------------
                                NOTARY PUBLIC

                                                                       EXHIBIT F

[RICHARDS & O'NEIL, LLP LETTERHEAD APPEARS HERE]




                                   November 18, 1996



Mr. Don A. Owen
Owen Ventures
700 N.E. Second Avenue
Suite 101
Siler City, NC   27344

Quality Molded Products, Inc.
920 East Raleigh Street
Siler City, NC   27344


         Re:  Sale of Certain Assets of Quality Molded
              Products, Inc. to Oneida Rostone Corp.
              ----------------------------------------


Dear Sir:

         We have acted as counsel to Oneida Rostone Corp., a New York corporation (the "PURCHASER"), in connection with the negotiation, execution and delivery of the Asset Purchase Agreement, dated November 18, 1996 (the "Purchase Agreement"), among the Purchaser, Quality Molded Products, Inc., a North Carolina corporation (the "SELLER"), and Don A. Owen, the sole stockholder of the Seller (the "STOCKHOLDER"), and related transactions.

RICHARDS & O'NEIL, LLP

   Mr. Don A. Owen
   Quality Molded Products, Inc.
   November 18, 1996
   Page 2




         This opinion is delivered to you pursuant to Section 9.4(k) of the Purchase Agreement. All capitalized terms that are used but not defined herein shall have the meanings assigned to them in the Purchase Agreement.

         In rendering this opinion, we have examined executed originals, counterparts or copies of each of the following:

         (i)    the Purchase Agreement;

         (ii) the Assignment and Assumption Agreement, dated November 18, 1996, 1996, between the Purchaser and the Seller; and

         (iii) the Escrow Agreement, dated November 18, 1996, between the Purchaser, Branch Banking and Trust Company, as Escrow Agent, and the Seller.

         The agreements and documents identified in clauses (i) through (iii) above are hereinafter referred to as the "AGREEMENTS".

         In connection with the opinions expressed herein, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Purchaser, certificates of public officials and officers and other representatives of the Purchaser and such other documents, agreements and instruments, and have made such other investigations, as we have deemed necessary or appropriate.

         As to various questions of fact material to this opinion, we have relied upon, without any independent investigation or verification of any kind, the representations and warranties contained in the Agreements and upon certificates and other documents of officers of the Purchaser and of public officials and have made such other investigations as we have deemed necessary or appropriate. In our examination of the documents referred to above, we have assumed (i) the genuineness of all signatures; (ii) the incumbency, authority and legal right and power under all applicable laws, statutes, rules and regulations of, all persons executing the Agreements as or on behalf of the parties thereto other than the Purchaser; (iii) the authenticity and completeness of all documents submitted to us as original or certified documents; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimiled or photostatic copies; and
(v) that the certificates of

RICHARDS & O'NEIL, LLP

   Mr. Don A. Owen
   Quality Molded Products, Inc.
   November 18, 1996
   Page 3



public officials dated prior to the date of this opinion remain accurate from such earlier date through and including the date of this opinion.

         To the extent that the obligations of the Purchaser under the Agreements may be dependent upon such matters, we have assumed for purposes of this opinion that: (i) the Seller is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) the Seller has full corporate or other organizational power and authority to execute and deliver, and to perform its obligations under, the Agreements and each of the other documents and agreements executed by it in connection therewith; (iii) each document executed by the Seller has been duly authorized, executed and delivered by the Seller, and constitutes the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms; (iv) the Stockholder has the legal capacity to execute and deliver the Agreements to which he is a party and to perform his obligations thereunder; and (v) the Agreements to which the Stockholder is a party each constitutes the legal, valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms.

         We are attorneys admitted to practice only in the State of New York and we opine herein only as to the effect of the laws, statutes, rules and regulations of the State of New York and the United States of America on the
subject transactions.   We do not opine on, and we assume no responsibility as
to, the applicability of, or the effect on any of the matters covered herein of, the laws of any other jurisdiction.

         The opinions set forth below that are rendered "to the best of our knowledge" or with similar qualification have been rendered based upon the present knowledge of the lawyers currently in our employ who have devoted substantive attention to the legal affairs of the Purchaser in connection with the Agreements, after having made such investigations of such lawyers as we have deemed necessary to render such opinions.

         Based upon and subject to the foregoing, after giving effect to the consummation of the transactions contemplated by the Agreements, we are of the opinion that:

         1. The Purchaser is a corporation duly incorporated and validly existing under the laws of the State of New York and has all requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as

RICHARDS & O'NEIL, LLP

   Mr. Don A. Owen
   Quality Molded Products, Inc.
   November 18, 1996
   Page 4



they are now being owned, operated, leased and conducted. The Purchaser is qualified to do business as a foreign corporation in the State of North Carolina.

         2. The Purchaser has all requisite corporate power and authority to execute and deliver each of the Agreements, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Purchaser of each of the Agreements and the performance by it of its obligations thereunder have been duly and validly authorized by all necessary corporate action.

         3. To the best of our knowledge, no approval or consent of, or any filing with or notice to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or any filing with or notice to, any other person (other than those contemplated by the Agreements, all of which have been received or made) is required in connection with the execution and delivery by the Purchaser of the Agreements.

         4. Neither the execution and delivery of, the consummation of the transactions contemplated by, or the performance by the Purchaser of the Agreements in accordance with their respective terms and conditions will conflict with, or result in a breach or violation of, or give rise to any acceleration of the Purchaser's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) any provision of the certificate of incorporation or by-laws, as amended, of the Purchaser; (ii) to the best of our knowledge, any term of any instrument, contract or other agreement by or to which the Purchaser is a party or by or to which any of its properties or assets is bound or subject; or (iii) any statute, law or regulation or, to the best of our knowledge, any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Purchaser or any of its properties or assets.

         The opinions set forth herein are as of the date of this letter and we do not render any opinion as to the effect of any matter which may occur subsequent to the date hereof.

         This opinion is rendered only to you and is solely for your benefit in connection with the transactions contemplated by the Agreements. This opinion may not be relied upon by you for any other purpose, nor may it be quoted, circulated, referred or

RICHARDS & O'NEIL, LLP

   Mr. Don A. Owen
   Quality Molded Products, Inc.
   November 18, 1996
   Page 5



delivered to, or relied upon by any other person, firm or entity for any purpose without our prior express written consent.

                                   Very truly yours,


                                   Richards & O'Neil, LLP

                                                                       EXHIBIT G



                                              November 18, 1996



Quality Molded Products, Inc.
920 East Raleigh Street
Siler City, NC  27344

Attention:  Mr. Don A. Owen

              Re:  Sale of Certain Assets of Quality Molded
                   Products, Inc. to Oneida Rostone Corp.

Dear Sir:

              We have acted as counsel to Oneida Rostone Corp., a New York corporation (the "PURCHASER"), in connection with the negotiation, execution and delivery of the Asset Purchaser Agreement, dated November __, 1996 (the "Purchase Agreement"), among the Purchaser, Quality Molded Products, Inc., a North Carolina corporation (the "SELLER"), and Don A. Owen, the sole stockholder of the Seller (the "STOCKHOLDER"), and related transactions.

              This opinion is delivered to you pursuant to Section 9.4(k) of the Purchase Agreement. All capitalized terms that are used but not defined herein shall have the meanings assigned to them in the Purchase Agreement.

              In rendering this opinion, we have examined executed originals, counterparts or copies of each of the following:

              (i)  the Purchase Agreement;

Mr. Don A. Owen
November 18, 1996
Page 2



             (ii)  the Assignment and Assumption Agreement, dated
                   November __, 1996, between the Purchaser and the Seller; and

            (iii) the Escrow Agreement, dated November __, 1996, between the Purchaser and the Seller.

            The agreements and documents identified in clauses (i) through
(iii) above are hereinafter referred to as the "AGREEMENTS".

            In connection with the opinions expressed herein, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Purchaser, certificates of public officials and officers and other representatives of the Purchaser and such other documents, agreements and instruments, and have made such other investigations, as we have deemed necessary or appropriate.

            As to various questions of fact material to this opinion, we have relied upon, without any independent investigation or verification of any kind, the representations and warranties contained in the Agreements and upon certificates and other documents of officers of the Purchaser and of public officials and have made such other investigations as we have deemed necessary or appropriate. In our examination of the documents referred to above, we have assumed (i) the genuineness of all signatures; (ii) the incumbency, authority and legal right and power under all applicable laws, statutes, rules and regulations of, all persons executing the Agreements as or on behalf of the parties thereto other than the Purchaser; (iii) the authenticity and completeness of all documents submitted to us as original or certified documents; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimiled or photostatic copies; and
(v) that the certificates of public officials dated prior to the date of this opinion remain accurate from such earlier date through and including the date of this opinion.

            To the extent that the obligations of the Purchaser under the Agreements may be dependent upon such matters, we have assumed for purposes of this opinion that: (i) the Seller is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) the Seller has full corporate or other organizational power and authority to execute and deliver, and to perform its obligations under, the Agreements and each of the other documents and agreements executed by it in connection therewith; (iii) each document executed by the Seller has been duly authorized, executed and delivered by the Seller, and constitutes the legal, valid and binding obligation of the Seller enforceable against it in

Mr. Don A. Owen
November 18, 1996
Page 3



accordance with its terms; (iv) the Stockholder has the legal capacity to execute and deliver the Agreements to which he is a party and to perform his obligations thereunder; and (v) the Agreements to which the Stockholder is a party each constitutes the legal, valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms.

            We are attorneys admitted to practice only in the State of New York and we opine herein only as to the effect of the laws, statutes, rules and regulations of the State of New York and the United States of America on the subject transactions. We do not opine on, and we assume no responsibility as to, the applicability of, or the effect on any of the matters covered herein of, the laws of any other jurisdiction.

            The opinions set forth below that are rendered "to the best of our knowledge" or with similar qualification have been rendered based upon the present knowledge of the lawyers currently in our employ who have devoted substantive attention to the legal affairs of the Purchaser in connection with the Agreements, after having made such investigations of such lawyers as we have deemed necessary to render such opinions.

            Based upon and subject to the foregoing, after giving effect to the consummation of the transactions contemplated by the Agreements, we are of the opinion that:

            1. The Purchaser is a corporation duly incorporated and validly existing under the laws of the State of New York and has all requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. [THE PURCHASER IS QUALIFIED TO DO BUSINESS AS A FOREIGN CORPORATION IN THE STATE OF NORTH CAROLINA.]

            2. The Purchaser has all requisite corporate power and authority to execute and deliver each of the Agreements [____________], to perform its obligations thereunder and to consummate the transactions contemplate thereby. The execution and delivery by the Purchaser of each of the Agreements [_____________] and the performance by it of its obligations thereunder have been duly and validly authorized by all necessary corporate action.

            3. To the best of our knowledge, no approval or consent of, or any filing with or notice to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or any filing with or notice to, any other

Mr. Don A. Owen
November 18, 1996
Page 4



person (other than those contemplated by the Agreements, all of which have been received or made) is required in connection with the execution and delivery by the Purchaser of the Agreements.

            4. Neither the execution and delivery of, the consummation of the transactions contemplated by, or the performance by the Purchaser of the Agreements in accordance with their respective terms and conditions will conflict with, or result in a breach or violation of, or give rise to any acceleration of the Purchaser's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) any provision of the certificate of incorporation or by-laws, as amended, of the Purchaser; (ii) to the best of our knowledge, any term of any instrument, contract or other agreement by or to which the Purchaser is a party or by or which any of its properties or assets is bound or subject; or (iii) any statute, law or regulation or, to the best of our knowledge, any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Purchaser or any of its properties or assets.

            The opinions set forth herein are as of the date of this letter and we do not render any opinion as to the effect of any matter which may occur subsequent to the date hereof.

            This opinion is rendered only to you and is solely for your benefit in connection with the transactions contemplated by the Agreements. This opinion may not be relied upon by you for any other purpose, nor may it be quoted, circulated, referred or delivered to, or relied upon by any other person, firm or entity for any purpose without our prior express written consent.

                                           Very truly yours,



04012.0012